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                           STOCK PURCHASE AGREEMENT


                                 BY AND AMONG

                          GREAT DANE HOLDINGS INC.,

                             SCSM HOLDINGS, INC.,

                      MAYFLOWER ACQUISITION CORPORATION,

                                     AND

                        THE MAYFLOWER CORPORATION PLC

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                               TABLE OF CONTENTS
                             -----------------
                                                                          Page
                                                                          ----

ARTICLE I      TERMS OF PURCHASE AND SALE . . . . . . . . . . . . . . . .   1
     1.1       Sale of the Stock. . . . . . . . . . . . . . . . . . . . .   1
     1.2       The Closing. . . . . . . . . . . . . . . . . . . . . . . .   2
     1.3       Purchase Price and Payment . . . . . . . . . . . . . . . .   2
     1.4       Retained Indebtedness. . . . . . . . . . . . . . . . . . .   2
     1.5       Purchase Price Adjustment. . . . . . . . . . . . . . . . .   3
     1.6       Rent and Real Property Taxes . . . . . . . . . . . . . . .   5

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . .   6
     2.1       Capitalization; Stock. . . . . . . . . . . . . . . . . . .   6
     2.2       Organization . . . . . . . . . . . . . . . . . . . . . . .   6
     2.3       Financial Statements . . . . . . . . . . . . . . . . . . .   7
     2.4       Absence of Certain Changes or Events . . . . . . . . . . .   7
     2.5       Title to Assets. . . . . . . . . . . . . . . . . . . . . .   9
     2.6       Patents, Trademarks, Etc.. . . . . . . . . . . . . . . . .   9
     2.7       Commitments. . . . . . . . . . . . . . . . . . . . . . . .  10
     2.8       Litigation . . . . . . . . . . . . . . . . . . . . . . . .  11
     2.9       Compliance with Laws . . . . . . . . . . . . . . . . . . .  12
     2.10      Corporate Power and Authority; No Conflicts. . . . . . . .  12
     2.11      Employee Benefit Plans . . . . . . . . . . . . . . . . . .  13
     2.12      Consents . . . . . . . . . . . . . . . . . . . . . . . . .  16
     2.13      Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     2.14      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  17
     2.15      Real Property; Leases. . . . . . . . . . . . . . . . . . .  18
     2.16      Environmental Matters. . . . . . . . . . . . . . . . . . .  19
     2.17      Undisclosed Liabilities. . . . . . . . . . . . . . . . . .  20
     2.18      Insurance. . . . . . . . . . . . . . . . . . . . . . . . .  21
     2.19      Labor Relations. . . . . . . . . . . . . . . . . . . . . .  21
     2.20      Product Warranties; Consignments . . . . . . . . . . . . .  21
     2.21      Inventory. . . . . . . . . . . . . . . . . . . . . . . . .  22
     2.22      Accounts Receivable. . . . . . . . . . . . . . . . . . . .  22
     2.23      Non-Foreign Status . . . . . . . . . . . . . . . . . . . .  22
     2.24      Disposition of Other Entities and Assets . . . . . . . . .  22
     2.25      ELIC Settlement Agreement. . . . . . . . . . . . . . . . .  23
     2.26      Disclaimer . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . .  23
     3.1       Title. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     3.2       Litigation . . . . . . . . . . . . . . . . . . . . . . . .  23
     3.3       Power and Authority; No Conflict.. . . . . . . . . . . . .  23
     3.4       Consents . . . . . . . . . . . . . . . . . . . . . . . . .  24
     3.5       Disclaimer . . . . . . . . . . . . . . . . . . . . . . . .  24
     3.6       Value of GDT; Value of Kalamazoo . . . . . . . . . . . . .  24
     3.7       PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MAYFLOWER . 25
     4.1       Organization . . . . . . . . . . . . . . . . . . . . . . .  25
     4.2       Corporate Power and Authority; No Conflicts. . . . . . . .  25
     4.3       Consents . . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.4       Availability of Funds. . . . . . . . . . . . . . . . . . .  26

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                                                                          Page
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     4.5       Litigation . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.6       Purchase for Investment. . . . . . . . . . . . . . . . . .  26
     4.7       Solvency of the Buyer. . . . . . . . . . . . . . . . . . .  27
     4.8       Knowledge of the Buyer and Mayflower of the Company, the
               Subsidiary and their Business. . . . . . . . . . . . . . .  27

ARTICLE V      COVENANTS OF THE COMPANY AND THE SELLER. . . . . . . . . .  27
     5.1       Cooperation. . . . . . . . . . . . . . . . . . . . . . . .  27
     5.2       Conduct of Business. . . . . . . . . . . . . . . . . . . .  27
     5.3       Access . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     5.4       Further Assurances . . . . . . . . . . . . . . . . . . . .  30
     5.5       Acquisition Proposals. . . . . . . . . . . . . . . . . . .  30
     5.6       Advice of Changes. . . . . . . . . . . . . . . . . . . . .  31
     5.7       Certain Events . . . . . . . . . . . . . . . . . . . . . .  31
     5.8       Additional Documents . . . . . . . . . . . . . . . . . . .  32
     5.9       Documents to be Delivered by the Seller and the Company on
               the Date Hereof. . . . . . . . . . . . . . . . . . . . . .  33
     5.10      Waiver of Rights Upon the Closing. . . . . . . . . . . . .  33
     5.11      Certain Employees. . . . . . . . . . . . . . . . . . . . .  34

ARTICLE VI     COVENANTS OF THE BUYER AND MAYFLOWER . . . . . . . . . . .  34
     6.1       Cooperation by the Buyer . . . . . . . . . . . . . . . . .  34
     6.2       Books and Records; Personnel . . . . . . . . . . . . . . .  34
     6.3       Advice of Changes. . . . . . . . . . . . . . . . . . . . .  35
     6.4       Liabilities. . . . . . . . . . . . . . . . . . . . . . . .  36
     6.5       Shareholder Approval . . . . . . . . . . . . . . . . . . .  37
     6.6       Further Assurances . . . . . . . . . . . . . . . . . . . .  37
     6.7       Solvency . . . . . . . . . . . . . . . . . . . . . . . . .  37
     6.8       Additional Documents, Agreements or Instruments. . . . . .  37
     6.9       Documents to be Delivered by Mayflower and the Buyer
               Simultaneously Herewith. . . . . . . . . . . . . . . . . .  38
     6.10      Waiver of Rights Upon the Closing. . . . . . . . . . . . .  38
     6.11      Corporate Name . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE VII    ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . .  39
     7.1       Income and Franchise Taxes . . . . . . . . . . . . . . . .  39
     7.2       Proposed Asset Transaction . . . . . . . . . . . . . . . .  42

ARTICLE VIII   CONDITIONS TO THE BUYER'S OBLIGATIONS. . . . . . . . . . .  42
     8.1       Representations, Warranties and Covenants of the Seller and
               the Company. . . . . . . . . . . . . . . . . . . . . . . .  42
     8.2       No Prohibition . . . . . . . . . . . . . . . . . . . . . .  43
     8.3       Shareholder Approval . . . . . . . . . . . . . . . . . . .  43
     8.4       Governmental Consents. . . . . . . . . . . . . . . . . . .  43

ARTICLE IX     CONDITIONS TO THE SELLER'S OBLIGATIONS . . . . . . . . . .  43
     9.1       Representations, Warranties and Covenants of the Buyer . .  43
     9.2       No Prohibition . . . . . . . . . . . . . . . . . . . . . .  44
     9.3       Shareholder Approval . . . . . . . . . . . . . . . . . . .  44
     9.4       Governmental Consents. . . . . . . . . . . . . . . . . . .  44
     9.5       General Release. . . . . . . . . . . . . . . . . . . . . .  44
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ARTICLE X      EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS. . . . . . .  44
     10.1      Definitions. . . . . . . . . . . . . . . . . . . . . . . .  44
     10.2      Special Payments . . . . . . . . . . . . . . . . . . . . .  45
     10.3      Employment Pension Benefit Plans . . . . . . . . . . . . .  46
     10.4      Benefit Plans. . . . . . . . . . . . . . . . . . . . . . .  48
     10.5      WARN Act . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.6      Indemnity. . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.7      No Rights to Continuing Employment . . . . . . . . . . . .  49

ARTICLE XI     TERMINATION PRIOR TO CLOSING . . . . . . . . . . . . . . .  49
     11.1      Termination. . . . . . . . . . . . . . . . . . . . . . . .  49
     11.2      Effect of Termination. . . . . . . . . . . . . . . . . . .  50

ARTICLE XII    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .  50
     12.1      Indemnification. . . . . . . . . . . . . . . . . . . . . .  50
     12.2      Interpretive Provisions. . . . . . . . . . . . . . . . . .  50
     12.3      Entire Agreement . . . . . . . . . . . . . . . . . . . . .  51
     12.4      Successors and Assigns . . . . . . . . . . . . . . . . . .  51
     12.5      Headings . . . . . . . . . . . . . . . . . . . . . . . . .  51
     12.6      Modification and Waiver. . . . . . . . . . . . . . . . . .  51
     12.7      Broker's Fees. . . . . . . . . . . . . . . . . . . . . . .  52
     12.8      Expenses . . . . . . . . . . . . . . . . . . . . . . . . .  52
     12.9      Notices. . . . . . . . . . . . . . . . . . . . . . . . . .  52
     12.10     Governing Law. . . . . . . . . . . . . . . . . . . . . . .  55
     12.11     Public Announcements . . . . . . . . . . . . . . . . . . .  55
     12.12     Counterparts . . . . . . . . . . . . . . . . . . . . . . .  56
     12.13     Certain Definitions. . . . . . . . . . . . . . . . . . . .  56
     12.14     No Third Party Beneficiaries . . . . . . . . . . . . . . .  66
     12.15     Severability . . . . . . . . . . . . . . . . . . . . . . .  67
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EXHIBITS
--------

Exhibit 5.8(b)           Form of Environmental Indemnification Agreements
Exhibit 5.8(c)           Form of Chicago Taxi Litigation Indemnification
                         Agreement
Exhibit 5.8(f)           Form of Legal Opinion of Counsel
Exhibit 5.8(g)           Form of FIRPTA Certificate
Exhibit 5.9(a)           Form of Escrow Agreement
Exhibit 5.9(b)           Form of Indemnification Agreement
Exhibit 5.9(c)           Form of Insurance Claim Letter Agreement
Exhibit 5.9(d)           Form of Transition Services Agreement
Exhibit 5.9(e)           Form of Records Letter Agreement
Exhibit 5.11             Certain Employees
Exhibit 6.8(a)           Form of Legal Opinion of Walter, Conston, Alexander
                         & Green, P.C.
Exhibit 6.8(b)           Form of Legal Opinion of Nabarro Nathanson
Exhibit 9.5              Form of General Release
Exhibit 12.2(a)(i)       Seller's Knowledge
Exhibit 12.2(a)(ii)      Company's Knowledge
Exhibit 12.2(a)(iii)     Buyer's and Mayflower's Knowledge

SCHEDULES
---------

Schedule 1.5(a)          SCSM Initial Statement of Net Assets as of August
                         31, 1996

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                            STOCK PURCHASE AGREEMENT
                            ------------------------


          This Stock Purchase Agreement (this "AGREEMENT"), made and entered into this 7th day of November, 1996, by and among Great Dane Holdings Inc., a Delaware corporation (the "SELLER"), SCSM Holdings, Inc., a Delaware corporation (the "COMPANY"), Mayflower Acquisition Corporation, a Delaware corporation (the "BUYER"), and The Mayflower Corporation Plc, a corporation organized under the laws of England ("MAYFLOWER"). The Seller, the Company, the Buyer and Mayflower are referred to collectively herein as the "PARTIES."


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Seller owns all 1,000 shares of the issued and outstanding common stock, par value $1.00 per share (the "STOCK"), of the Company; and

          WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to buy from the Seller, all of the Stock.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties do hereby agree as follows (Section 12.13 hereof sets forth the definitions of capitalized terms used herein, or references the Sections in which such terms are defined):


                                  ARTICLE I

                          TERMS OF PURCHASE AND SALE
                          --------------------------

          1.1  Sale of the Stock.
               -----------------

          (a) On the Closing Date and subject to the terms and conditions of this Agreement, the Seller shall sell, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the Stock, for the Aggregate Purchase Price set forth in Section 1.3 below.

          (b) At the Closing, the Seller shall deliver to the Buyer certificates representing the Stock, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Stock in blank, against the payment of the Aggregate Purchase Price therefor in accordance with the terms of Section 1.3 hereof. The Buyer shall, and Mayflower shall cause the Buyer to, bear the cost of any documentary, stamp, sales, excise, transfer or other similar taxes payable (other than income taxes payable by the Seller and other than deconsolidating adjustments and taxes resulting therefrom including, without limitation, adjustments in respect of inventory, intercompany transactions and excess loss accounts, resulting from termination of Company or Subsidiary as a member of Seller's consolidated group and other than with respect to the transactions contemplated by Section 7.1(e)) in respect of the sale of the Stock all of which will be paid by the Seller.

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          1.2  THE CLOSING.  The closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Hutton Ingram Yuzek Gainen Carroll & Bertolotti, commencing at 9:00 a.m., New York City time, on December 5, 1996 or the second business day after the adjourned Mayflower Shareholder's Meeting with respect to the Shareholder Approval, or on a later mutually agreeable date, but in no event later than December 13, 1996 (the "CLOSING DATE").

          1.3  PURCHASE PRICE AND PAYMENT.  The aggregate purchase price
(the "AGGREGATE PURCHASE PRICE") to be paid by the Buyer, or to the extent not paid by the Buyer, by Mayflower, for the Stock, shall consist of One Hundred Fifty-Nine Million ($159,000,000), in United States Dollars, (the "INITIAL PURCHASE PRICE"), and Six Million ($6.0 million), in United States Dollars (the "ESCROW AMOUNT"); PROVIDED, HOWEVER, that the Initial Purchase Price is subject to adjustment as set forth in Section 1.5 hereof. The Escrow Amount shall be delivered by the Buyer to the Escrow Agent and placed in the Escrow Account no later than 12:00 noon, New York City time, on the Closing Date by wire transfer or delivery of other immediately available funds and shall be paid to the Seller on the Escrow Termination Date subject to and in accordance with the terms of the Indemnification Agreement and the Escrow Agreement. An amount equal to the difference between the Initial Purchase Price and the Assumed Debt shall be paid by the Buyer no later than 12:00 noon, New York City time, on the Closing Date, by wire transfer or delivery of other immediately available funds to the account of the Seller at a bank or banks specified in advance in writing by the Seller.

          1.4 RETAINED INDEBTEDNESS. (a) At the time of the Closing, the Company shall have (i) no assets other than the shares of the capital stock of the Subsidiary and (ii) no indebtedness or liabilities, and any indebtedness or liabilities which may exist pursuant to, under, with respect to, or in connection with, the Assumed Debt, of which the outstanding balance was $28,664,688 as of September 30, 1996. Prior to or simultaneously with the Closing, all intercompany balances between or among the Company, the Subsidiary, the Seller and any Other Entity shall have been canceled, and the Company and the Subsidiary shall have been completely discharged from any indebtedness to any third party (other than pursuant to, under, with respect to, or in connection with the Assumed Debt) and shall have no further obligations under the Loan Agreement (and all liens thereunder shall have been released).

          (b) The Company shall deliver a statement to the Buyer and Mayflower, no later than two days prior to the Closing Date, setting forth the anticipated balance of the Assumed Debt on the Closing Date.

          1.5  PURCHASE PRICE ADJUSTMENT.

          (a) (i) Three (3) business days prior to the Closing Date, the Seller shall cause the Subsidiary's management to deliver to the Seller and the Buyer a statement (the "PRE-CLOSING STATEMENT") setting forth the Subsidiary's management's estimate of the Subsidiary's Net Assets as of the close of business on the date immediately prior to the Closing Date (the "ESTIMATED NET ASSETS"), together with a representation by the Subsidiary's management that the Pre-Closing Statement has been prepared consistent with past accounting practices, policies and procedures with consistent classifications and estimation methods utilized by the Subsidiary's management in the preparation of the August 31, 1996 Statement of Net Assets (the "INITIAL STATEMENT"), a copy of which is attached hereto as SCHEDULE 1.5(a). If the Estimated Net Assets are less than forty-one million and

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twelve thousand dollars ($41,012,000) (the "INITIAL NET ASSETS"), then the
Initial Purchase Price to be paid at the Closing shall be decreased by an amount which is the difference between the Initial Net Assets and the
Estimated Net Assets (the "REDUCED PURCHASE PRICE").   If the Estimated Net
Assets are greater than the Initial Net Assets, then the Initial Purchase Price to be paid at the Closing shall be increased by an amount which is the difference between the Estimated Net Assets and the Initial Net Assets (the "INCREASED PURCHASE PRICE").

               (ii) Within thirty (30) days after the Closing Date, the Buyer shall (and Mayflower shall cause the Buyer to) cause the Subsidiary's management to prepare and deliver to the Seller and the Buyer a statement setting forth the Subsidiary's Net Assets (the "CLOSING NET ASSETS") as of the close of business on the date immediately prior to the Closing Date (the "CLOSING STATEMENT OF NET ASSETS"), together with a representation by the Subsidiary's management that the Closing Statement of Net Assets has been prepared consistent with past accounting practices, policies and procedures with consistent classifications utilized by the Subsidiary's management in the preparation of the Initial Statement and the Pre-Closing Statement.

               (iii) As used herein, the term "SUBSIDIARY'S NET ASSETS" shall be computed in a manner consistent with Schedule 1.5(a). The Subsidiary's Net Assets set forth in the Closing Statement of Net Assets shall be determined using the same accounting methods, policies, practices and procedures, with consistent classification, and estimation methods, as used by the Subsidiary's management in the preparation of the Initial Statement.

          (b) The Seller and its representatives shall have sixty (60) days to review the Closing Statement of Net Assets and, in addition to the Buyer's and Mayflower's obligations under Section 6.2 of this Agreement, during such sixty (60) day period the Seller may, at its sole option and cost, retain an accounting firm of its choosing to prepare an audit of the Closing Statement of Net Assets. Upon reasonable notice to the Seller, its representatives and agent's (including, without limitation, the accountants employed by the Seller) shall have full access to the Books and Records and management of the Subsidiary, without charge to the Seller and any work papers, schedules or sheets used in the preparation of the Closing Statement of Net Assets. The Closing Statement of Net Assets shall become final, conclusive and binding upon the parties on the sixtieth (60th) day following delivery thereof, unless the Seller shall have given written notice to the Buyer of its disagreement with the Closing Statement of Net Assets (the "NOTICE OF DISAGREEMENT") at any time prior to such date. Any Notice of Disagreement shall specify the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Buyer in a timely manner, then the Closing Statement of Net Assets (as revised in accordance with the terms hereof) shall become final and binding upon the Seller, the Buyer and Mayflower upon the earlier of (i) the date the Seller and the Buyer agree in writing upon all of the amounts to be set forth in the Closing Statement of Net Assets and
(ii) the date on which the Arbitrator (as hereinafter defined) has provided its written report pursuant to Section 1.5(c) hereof relating to any dispute.

          (c) During the sixty (60) day period following the Seller's delivery of a Notice of Disagreement to the Buyer, the Seller and the Buyer shall (and Mayflower shall cause the Buyer to) seek in good faith to resolve in writing any disagreements in respect of matters set forth in the Notice of Disagreement. Upon the expiration of such sixty (60) day period, the Seller and the Buyer shall jointly select a nationally recognized, independent

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public accounting firm (the "ARBITRATOR") and shall submit to the Arbitrator the Closing Statement of Net Assets and the Notice of Disagreement for review and evaluation. If the Seller and the Buyer cannot agree on the selection of the independent public accounting firm to act as Arbitrator, they shall jointly request the American Arbitration Association to appoint such a firm and such appointment shall be conclusive and binding. Within thirty (30) days of the submission to the Arbitrator, the Arbitrator shall make a written determination, based solely on presentations by the Buyer and the Seller, and not by independent review, only those issues in dispute and shall render a report as to the dispute and the resulting computation. In the event of disagreements relating to differences between generally accepted accounting principles and the accounting practices, policies and procedures with consistent classifications and estimation methods utilized by the Subsidiary's management to prepare the Closing Statement of Net Assets, the latter shall be followed. The fees and expenses of the Arbitrator incurred in connection with services rendered pursuant to this Section 1.5(c) shall be borne by the Seller and the Buyer in proportion to the award granted each of them by the Arbitrator. For example, if the dispute relates to $100,000 and the Arbitrator awards $60,000 to party A and $40,000 to party B, then the Arbitrator's fees and expenses shall be apportioned as follows: B shall pay 60% and A shall pay 40% of such fees and expenses.

          (d) Whether any dispute is resolved by agreement among the Buyer and the Seller or by the Arbitrator, changes to the Closing Statement of Net Assets shall be made thereunder but only for items as to which the Seller has taken exception hereunder and such revised Closing Statement of Net Assets shall be considered final, binding and conclusive.

          (e) When the Closing Statement of Net Assets becomes final, binding and conclusive in accordance herewith and if the Closing Net Assets are less than the Estimated Net Assets, then the Increased Purchase Price or the Reduced Purchase Price, as the case may be, shall be decreased by the sum of (i) the difference between the Estimated Net Assets and the Closing Net Assets (the "REDUCTION ADJUSTMENT"), PLUS (ii) interest accrued on the Reduction Adjustment from the Closing Date and to, but not including, the date on which the Reduction Adjustment is paid, at the prime rate (as published in the Wall Street Journal), plus (2%), as it exists from time to time during such period (the "PURCHASE PRICE REDUCTION"). Within two (2) business days from the date upon which the Closing Statement of Net Assets becomes final, conclusive, binding and non-appealable (as set forth herein) the Seller shall pay, by wire transfer of immediately available funds, the amount of the Purchase Price Reduction to the Subsidiary.

          (f) When the Closing Statement of Net Assets becomes final, binding and conclusive in accordance herewith and if the Closing Net Assets are more than the amount of the Estimated Net Assets, then the Increased Purchase Price or the Reduced Purchase Price, as the case may be, shall be increased by the sum of (i) the difference between the Closing Net Assets and the Estimated Net Assets (the "INCREASE ADJUSTMENT"), PLUS (ii) interest accrued on the Increase Adjustment from the Closing Date and to, but not including, the date on which the Increase Adjustment is paid, at the prime rate (as published in the Wall Street Journal), plus (2%), as it exists from time to time during such period (the "PURCHASE PRICE INCREASE"). Within two
(2) business days from the date upon which the Closing Statement of Net Assets becomes final, conclusive, binding and non-appealable (as set forth herein) the Subsidiary, the Buyer or Mayflower (or, to the extent not paid by the Buyer or the Subsidiary, Mayflower) shall pay, by wire transfer of immediately available funds, the amount of the Purchase Price Increase to the Seller.

<PAGE-2.1-10>

          1.6 RENT AND REAL PROPERTY TAXES. At the Closing, the Buyer shall pay (and, to the extent the Buyer does not pay, Mayflower shall pay) the apportioned share, as of 11:59 p.m. (Eastern Standard Time) of the day preceding the Closing Date, of the rent and real property taxes paid by the Subsidiary under the SCSM Property Lease for the month in which the Closing occurs.


                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                ----------------------------------------------

          Except (i) as set forth in the Disclosure Schedule or the SEC Reports (in each case, including, without limitation, the documents referenced therein) or (ii) (except with respect to the representations and warranties set forth in Section 2.13 hereof) as may occur as a result of the sale, spinoff, contribution, assignment, transfer, dividend or other disposition of (a) the Other Entities or substantially all of their respective assets, (b) the Owned Real Property, or (c) the other Assets, the Company represents and warrants to the Buyer and Mayflower as follows:

          2.1 CAPITALIZATION; STOCK. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, all of which are outstanding. All of the shares comprising the Stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding or authorized securities convertible into, exchangeable for, or carrying the right to acquire equity securities of the Company, or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein. There are no preemptive rights in respect of the capital stock of the Company.

          2.2 ORGANIZATION. Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Company and the Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would have a material adverse effect on the business, assets, results of operations or financial condition of the Subsidiary (a "MATERIAL ADVERSE EFFECT"). True and complete copies of the charter and by-laws, which are in full force and effect on the date hereof, of the Company and the Subsidiary have previously been delivered or made available to the Buyer.
The disclosure schedule delivered by the Company to the Buyer in connection herewith (the "DISCLOSURE SCHEDULE") sets forth the directors and officers of each of the Company and the Subsidiary.

<PAGE-2.1-11>

          2.3 FINANCIAL STATEMENTS. The Company has delivered to the Buyer each of the following financial statements (collectively, the "FINANCIAL STATEMENTS"), copies of which are included in the Disclosure Schedule:

          (a) audited balance sheets and statements of operations, shareholders' equity (deficit) and cash flows as of and for the fiscal years ended December 31, 1991, 1992, 1993, 1994 and 1995 (the "SCSM ANNUAL STATEMENTS") (December 31, 1995 being the "MOST RECENT FISCAL YEAR END") for the Subsidiary;

          (b) unaudited balance sheet and statement of operations, shareholders' equity and cash flow as of and for the nine months ended September 30, 1996 for the Subsidiary (the "MOST RECENT SCSM FINANCIAL STATEMENTS" and, together with the SCSM Annual Statements, the "SCSM FINANCIAL STATEMENTS"); and

          (c) audited consolidated balance sheet and statement of operations, shareholders' equity and cash flow for the Company as and for December 31, 1995 (the "MOST RECENT COMPANY FINANCIAL STATEMENTS").

The SCSM Financial Statements and the Most Recent Company Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, which has been applied on a consistent basis (except as may be indicated on the notes thereto) throughout the periods covered thereby, and present fairly, in all material respects, the financial position, the results of operations, retained earnings and cash flows of the Company and the Subsidiary as at each of the dates and for each of the periods covered thereby; PROVIDED, HOWEVER, that the Most Recent SCSM Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

          2.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (i) as set forth in the Disclosure Schedule, the Most Recent Financial Statements, or the SEC Reports filed prior to the date of this Agreement (in each case, including, without limitation, the documents referenced therein), or (ii) as may occur as a result of or in connection with any transaction with respect to the sale, spinoff, dividend, transfer, assignment, contribution or other disposition (or the contemplated sale, spinoff, dividend, transfer, assignment, contribution or other disposition), no later than the Closing Date, of each of (1) the Other Entities or substantially all of their respective assets (2) the Owned Real Property or (3) the Other Assets, or
(iii) as permitted or contemplated by this Agreement, since the Most Recent Fiscal Year End, neither the Company nor the Subsidiary has:

          (a) suffered any damage, destruction or casualty loss (not covered by insurance) to its physical properties which individually or in the aggregate has had a Material Adverse Effect;

          (b) incurred or discharged any obligation or liability or entered into any other transaction which exceed $100,000 in any one case except in the Ordinary Course of Business;

          (c) suffered any material adverse change in its business, assets, results of operations or financial condition which is not a result of general economic conditions;

<PAGE-2.1-12>

          (d) increased, decreased or otherwise modified or committed to increase, decrease or modify the rate or terms of compensation payable or to become payable to its directors, officers, employees, or independent contractors or increased the rate or terms of any Business Benefit Plan covering any of its directors, officers, employees, or independent contractors except in each case increases occurring in the Ordinary Course of Business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment; or adopted, extended the coverage of, or otherwise modified or committed to adopt, extend the coverage of or otherwise modify the terms of any severance, change in control or bonus retention program;

          (e) mortgaged, pledged or subjected to any other Encumbrance any of its properties or assets, tangible or intangible, other than Permitted Exceptions;

          (f) acquired or disposed of any assets or properties, or entered into any agreement or other arrangement for such acquisition or disposition, except acquisitions and dispositions in the Ordinary Course of Business or which do not exceed $100,000 in any one case individually or in the aggregate have a Material Adverse Effect;

          (g) forgiven or canceled any debts or claims, or waived any rights, except in the Ordinary Course of Business and except for forgivenesses, cancellations and waivers which do not exceed $100,000 in any one case;

          (h) suffered any strikes, work stoppages or other labor disputes that individually or in the aggregate have had a Material Adverse Effect;

          (i) changed in any material respect its accounting practices, policies or principles, or changed its depreciation or amortization policies or rates adopted by it other than changes which do not individually or in the aggregate have a Material Adverse Effect or changes required by changes in GAAP;

          (j) granted any rights, licenses or similar agreements or arrangements permitting the use of any Patent and Trademark Rights or entered into any licensing or distributorship agreements other than in the Ordinary Course of Business or as do not individually or in the aggregate have a Material Adverse Effect;

          (k) entered into any employment agreement, collective bargaining agreement or Business Benefit Plan other than those which have been set forth in the Disclosure Schedule and which do not individually or in the aggregate have a Material Adverse Effect;

          (l) (i) redeemed, purchased or otherwise acquired any of the Company's securities or any of the securities of the Subsidiary, or (ii) issued, pledged or sold the shares of capital stock of the Company or the Subsidiary, or any securities convertible into or exchangeable for or conferring the right to purchase capital stock of the Company or the Subsidiary;

          (m) suffered any loss of any employees, significant suppliers or significant customers; or

<PAGE-2.1-13>

          (n)  amended its Certificate of Incorporation or by-laws.

          2.5 TITLE TO ASSETS. Except for (a) the Other Entities, (b) the Owned Real Property and (c) the Other Assets, at the Closing (i) the Subsidiary will have, good and marketable title to all of the assets and properties used by it or shown on the Most Recent SCSM Balance Sheet, or acquired after the date thereof (except for assets and properties sold, consumed or otherwise disposed of in the Ordinary Course of Business since the date of the Most Recent SCSM Balance Sheet) and which are material to the business or financial condition of the Subsidiary, free and clear of all Encumbrances, and (ii) the Company's sole assets will be all of the shares of the capital stock of the Subsidiary, in each case except (A) as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date of this Agreement (in each case, including, without limitation, the documents referenced therein), (B) liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and (C) Encumbrances which individually or in the aggregate do not have a Material Adverse Effect (the matters set forth in the foregoing clauses (A), (B) and (C) being referred to herein as the "PERMITTED EXCEPTIONS").

          2.6 PATENTS, TRADEMARKS, ETC. Neither the Company nor the Subsidiary owns, with respect to the Subsidiary business, any United States or foreign registered patents, trademarks or tradenames (the "TRADEMARKS"), copyrights, or has pending any applications therefor (collectively, "PATENT AND TRADEMARK RIGHTS"). Except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date of this Agreement (in each case, including, without limitation, the documents referenced therein), to Company's knowledge, neither the Company nor the Subsidiary has interfered with, infringed upon, misappropriated, or violated any material patent, copyright, tradename or trademark right of any third party in any material respect, and neither the Company nor the Subsidiary has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. No third party has the legal right to prevent the Subsidiary from using all of the know-how and trade secrets necessary to operate the machinery and equipment employed in the Subsidiary's business.

          2.7 COMMITMENTS. The Disclosure Schedule sets forth a list, as of the date hereof, of each of the following categories of written or oral agreements, arrangements or commitments (including any and all amendments thereto) to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound, other than with respect to the Other Entities (except as set forth in Subsection (k) below) (collectively, the "COMMITMENTS"):

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum in any one case;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, components, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services used in the conduct of the business of the Company or the Subsidiary, the performance of which will extend over a period of more than one year or involve consideration in excess of $100,000 in any one case;

          (c)  any agreement concerning a partnership or joint venture;

<PAGE-2.1-14>

          (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of its assets, tangible or intangible, in excess of $100,000 in any one case;

          (e) any material agreement concerning confidentiality or noncompetition (excluding agreements with any and all prospective purchasers of the Company or any of its past or present Subsidiaries or any of their respective assets, as to which no disclosure is made) provided, however, that, except as set forth in the Disclosure Schedule, the Company represents and warrants that such agreements do not contain any non-competition, confidentiality or other restrictions on the Company or the Subsidiary's ability to conduct its business;

          (f)  any material sales agency or distributorship agreements;

          (g)  any material brokerage and finder's agreements;

          (h) agreements and commitments for capital expenditures in excess of $100,000 for any single project which have not been included in the budgets provided to the Buyer;

          (i) any material (written or oral, formal or informal) employment, consulting, severance or agency agreement or arrangement;

          (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside of the Ordinary Course of Business;

          (k) the form of any agreement or commitment for the sale of the Other Entities, or for substantially all of their respective assets;

          (l) any material agreement (other than purchase orders) for the sale and supply of parts or components produced by the Subsidiary, which provides for the payment of an aggregate purchase price in excess of $100,000 within any 12 month period;

          (m) other agreements, arrangements or commitments which are material to the business or financial condition of the Company or the Subsidiary.

The Company has previously delivered or made available to the Buyer a correct and complete copy of each such written Commitment. Except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date of this Agreement (in each case, including, without limitation, the documents referenced therein), neither the Company nor the Subsidiary nor, to the Company's knowledge, any of the Other Entities, is in default, or, to the Company's knowledge, is there any event which with the passage of time would constitute a default, under any of the Commitments, which default has or may have a Material Adverse Effect (defined solely for the purpose of this provision as causing damage to the business of the Subsidiary in excess of $500,000 in any one case).

          2.8 LITIGATION. Except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date of this Agreement (in each case, including, without limitation, the documents referenced therein), there is no

<PAGE-2.1-15>

action, counterclaim, suit, hearing, investigation or proceeding of, in or before any court, governmental authority or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator ("LITIGATION") pending or, to the Company's knowledge, threatened against the Company or the Subsidiary, or to which any of them is a party, (i) with respect to which there is a reasonable likelihood of a determination which would have a Material Adverse Effect or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date of this Agreement (in each case, including, without limitation, any documents referenced therein), neither the Company nor the Subsidiary is subject to any outstanding orders, rulings, injunctions, judgments, charges or decrees that have a Material Adverse Effect.

          2.9 COMPLIANCE WITH LAWS. Except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date of this Agreement (in each case, including, without limitation, the documents referenced therein), to the Company's knowledge, the Company and the Subsidiary are in compliance with all applicable laws, rules, regulations, notices, and orders of federal, state, local and foreign governments (and all agencies thereof) currently in effect, and all judgments from courts having competent jurisdiction over them, except, in each case, where the failure to comply therewith does not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date of this Agreement (in each case, including, without limitation, the documents referred therein), the Company and the Subsidiary have all governmental permits, licenses and authorizations (collectively, the "PERMITS") necessary or required for the conduct of their respective business as presently conducted, except where the absence thereof does not individually or in the aggregate have a Material Adverse Effect. Except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date of this Agreement (in each case, including, without limitation, the documents referred therein), there is no Litigation pending or, to the Company's knowledge, threatened, seeking the revocation, cancellation or suspension or any adverse modification, of any such Permits with respect to which there is a reasonable likelihood of a determination which would cause a loss in excess of $100,000 in any one case.

          2.10 CORPORATE POWER AND AUTHORITY; NO CONFLICTS. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which the Company or the Subsidiary is subject, (ii) violate any order, judgment or decree applicable to the Company or the Subsidiary, (iii) violate any provision of the Certificate of Incorporation or the By-laws of the Company, or (iv) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of the Company or the Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument or obligation to which the Company or the Subsidiary is a party or by which the Company or the

<PAGE-2.1-16>

Subsidiary or any of their respective properties is bound or affected; except, in each case, for violations, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby or which would not have a Material Adverse Effect.

          2.11 EMPLOYEE BENEFIT PLANS.

          (a) The Disclosure Schedule lists all Business Benefit Plans. True and complete copies thereof, where in writing, have previously been delivered or made available to the Buyer, including, without limitation:

               (i) any related summary plan description including, where there is no written document evidencing a Business Benefit Plan, an accurate written description of the material terms of such Business Benefit Plan.

              (ii) the most recent determination letter, if any, received from the IRS regarding such plan;

             (iii) any pending applications, filings or notices with respect thereto with or from the IRS, the PBGC, or the Department of Labor;

              (iv) the latest financial statements and annual reports for such plan and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed;

               (v) the most recent annual actuarial valuation, if any, prepared for each Business Benefit Plan;

              (vi) each trust agreement or other funding or financing agreement relating to each Business Benefit Plan.

          (b) With respect to each of the Business Benefit Plans intended to qualify under Section 401(a) of the Code, except as set forth on the Disclosure Schedule, (i) a favorable determination letter has been issued by the IRS and since the date of such determination letter, to the Company's knowledge, there has been no action taken or omitted to be taken, nor has any event occurred or failed to occur, which could reasonably be expected to cause the loss of qualification of such Business Benefit Plan under Section 401(a) of the Code where such action or failure to act or occurrence or nonoccurrence of such event would have a Material Adverse Effect, and (ii) there have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which no exemption exists under
Section 408 of ERISA or Section 4975 of the Code and for which there is any liability or civil penalty assessed or, to the knowledge of the Company or the Subsidiary assessable, pursuant to Section 502(i) of ERISA or taxes imposed, or to the knowledge of the Company or the Subsidiary which could be imposed, under Section 4975 of the Code which would have a Material Adverse Effect.

          (c) Except as set forth in the Disclosure Schedule, each Business Benefit Plan has been maintained in material compliance with its terms and all provisions of applicable law.

<PAGE-2.1-17>

          (d) With respect to each Business Benefit Plan subject to the minimum funding requirements of Section 412 of the Code, all required contributions for all plan years ending prior to the Closing Date have been made.

          (e) Except for the National Industrial Group Pension Plan and except as set forth in the Disclosure Schedule, neither (i) the Company, (ii) the Subsidiary, nor (iii) in the past five years any Code Affiliate has participated in or contributed to any Multiemployer Plan nor do any of them have any other liability, including any potential withdrawal liability, with respect to any Multiemployer Plan, and none of them has incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan. Except as set forth in the Disclosure Schedule or in the SEC Reports (in each case, including, without limitation, the documents referenced therein):

               (i) no "reportable event," within the meaning of Section 4043 of ERISA, has occurred within the last 5 years with respect to any Business Benefit Plan, which is subject to Title IV of ERISA, other than reportable events with respect to which notice has been waived by the PBGC; and

              (ii) no claims are pending or, to the knowledge of the Company or SCSM, threatened, with respect to any Business Benefit Plan other than claims for benefits in the ordinary course of plan operation and other than claims which, individually or in the aggregate, would not have a Material Adverse Effect.

          (f) Neither the Company nor the Subsidiary has any liability with respect to, or has any obligation to provide, health or life insurance or other welfare benefits with respect to Employees, or current or former independent contractors or their dependents, who have terminated employment with or ceased to provide services for the Company or the Subsidiary, other than as required by COBRA.

          (g) The Company and the Subsidiary have made all required contributions and paid all applicable premiums to or with respect to the Business Benefit Plans of the Company and the Subsidiary, as applicable, as and when due and the Financial Statements reflect proper accruals for all contributions and premium payments required to be made with respect to such Business Benefit Plans through the Closing Date.

          (h) Except as set forth in the Disclosure Schedule, neither the Company nor the Subsidiary has any obligation under any Business Benefit Plan or otherwise to provide severance benefits or other benefit entitlements upon termination of employment of Employees or the cessation of services of independent contractors.

          (i) Except as set forth in the Disclosure Schedule, any and all Business Benefit Plans of the Company and the Subsidiary may be amended prospectively or terminated by the Company and the Subsidiary on or after the Closing Date without violating the terms of such Business Benefit Plan, and without penalty or any liability in excess of the amount shown in the Financial Statements.

<PAGE-2.1-18>

          (j) The Company and the Subsidiary, as applicable, have all requisite power and authority to take such actions as are required by the Company and the Subsidiary under Article X hereof with respect to the Business Benefit Plans, including, without limitation, assigning all of the rights and obligations of the Company and the Subsidiary with respect to any Business Benefit Plan to a Code Affiliate, or paying accrued benefits at or prior to the Closing in full satisfaction of the liabilities of the Company or the Subsidiary under such Business Benefit Plan, as the case may be.

          (k) Except as set forth in the Disclosure Schedule, each Business Benefit Plan maintained or contributed to by the Company or the Subsidiary which is a health plan, long-term disability plan, accident plan or death benefits plan is fully insured by an insurance company with respect to which neither the Company nor the Subsidiary has knowledge that it is not licensed or authorized to do business in its state of operation.

          (l) Prior to the Closing Date, Seller shall provide Mayflower with a true and complete Schedule setting forth (i) the names and positions of all then current Employees of the Subsidiary and the Company and individual independent contractors and their status (active, on layoff, disabled, or on other leave of absence) of each, (ii) the total annual compensation payable to each such Employee and independent contractor, including salary bonuses and any compensation pursuant to any other arrangement, (iii) perquisites provided to such Employees and independent contractors, and (iv) insurance policies on the lives of Employees who are officers, the premiums of which are paid by the Company or the Subsidiary. Except as set forth in the Disclosure Schedule, as of the Closing Date there is no outstanding indebtedness for services performed for the Company or the Subsidiary or vacation or other benefit owed to any Employee or individual independent contractor.

          (m) Seller has not made and shall not make or permit to be made any representation to any person entitled to a Special Bonus Plan Payment inconsistent with the terms of the Special Bonus Plan and the first sentence of Section 10.2 and shall not represent or permit to be represented to any such person that such Special Bonus Plan Payment shall be made by the Company or the Subsidiary. The Special Bonus Plan maintained by the Seller, a copy of which has been previously provided or made available to the Buyer or its counsel, and the first sentence of Section 10.2 accurately reflect all material terms of Special Bonus Plan Payments to be made by the Seller and its Affiliates in connection with the transactions contemplated hereby.

          2.12 CONSENTS. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority (other than applicable requirements, if any, pursuant to the HSR Act and the Exchange Act, is required in connection with the execution, delivery and performance by the Company of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which the Buyer or Mayflower is required to obtain or make or instances where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not, either individually or in the aggregate, prevent the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

<PAGE-2.1-19>

          2.13 TAXES.  (a)  Except as set forth in the Disclosure Schedule:

               (i) Each of the Company and the Subsidiary, and any combined, consolidated, unitary or affiliated group of which the Company and the Subsidiary is or has been a member prior to the Closing Date: (x) has paid all Taxes required to be paid on or prior to the Closing Date (including, without limitation, payments of estimated Taxes) for which the Company and the Subsidiary could be held liable; and (y) has accurately and timely filed (or timely filed an extension for), all federal, state, local, and foreign tax returns, reports, and forms with respect to such Taxes required to be filed by them on or before the Closing Date.

              (ii) There is no material dispute or claim, or any action, suit, proceeding, audit or investigation concerning any liability for Taxes of any of the Company and the Subsidiary either (x) claimed or raised by any authority in writing or (y) as to which the Company or the Subsidiary has knowledge based upon personal contact with any agent of such authority. Except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date hereof (including, without limitation, the documents referenced therein), there are no deficiencies for any Taxes and none has been asserted or assessed in writing for which the Seller, the Company or the Subsidiary could be liable, which remain unpaid or unsettled.

             (iii) Neither the Seller, the Company nor the Subsidiary has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

              (iv) (x) Neither the Company nor the Subsidiary has filed a consent under Code Section 341(f) concerning collapsible corporations;
     (y) neither the Company nor the Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section 280G and
     (z) neither the Company nor the Subsidiary will have any liability on or after the Closing Date pursuant to any tax allocation or sharing agreement.

          (b) The Disclosure Schedule sets forth all federal, state, local and foreign Income Tax Returns filed with respect to the Company and/or the Subsidiary for taxable periods ended on or after January 1, 1993, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The Company has delivered or made available to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company and the Subsidiary since January 1, 1989.

          2.14 SUBSIDIARIES. Other than SCSM (the "SUBSIDIARY"), there are no entities with respect to which the Company (or the Subsidiary) either (a) will own on the Closing Date, either directly or indirectly, the outstanding common stock (or other ownership interests having voting power) of or (b) will have the power on the Closing Date to vote or direct the voting of sufficient securities to elect a majority of the directors thereof (it being understood that each of the Other Entities is to be sold or spun off no later

<PAGE-2.1-20>

than simultaneously with the Closing). With respect to the Subsidiary, the Disclosure Schedule sets forth (i) its jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock, if any, held in treasury. All of the issued and outstanding shares of capital stock of the Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable and are not subject to preemptive rights. The Company holds of record and owns beneficially all of the outstanding shares of the Subsidiary, free and clear of any restrictions on transfer (other than (a) restrictions under the Securities Act and state securities laws and (b) the lien of the Credit Banks under the Loan Agreement, which lien is to be released prior to or simultaneously with the Closing in accordance with Section 1.4 hereof), taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, except such as are set forth in the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either the Company or the Subsidiary to sell, transfer, or otherwise dispose of any capital stock of the Subsidiary or that could require the Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Subsidiary. Immediately prior to or at the Closing, neither the Company nor the Subsidiary will control any corporation, partnership, trust, or other business association other than in the case of the Company, the Subsidiary.

          2.15 REAL PROPERTY; LEASES.

          (a) The Disclosure Schedule sets forth by address all real property that the Company or the Subsidiary own on the date hereof (collectively, the "OWNED REAL PROPERTY"), all of which will be sold, spun off, transferred, assigned, contributed, dividend or otherwise disposed of by the Company prior to or simultaneously with the Closing and will not be transferred to the Buyer pursuant to the transactions contemplated by this Agreement. Except as set forth in the Disclosure Schedule, with respect to each such Owned Real Property:

               (i) The identified owner has good and marketable title to the Owned Real Property, free and clear of any Encumbrances, easement, covenant, or other restriction, subject to matters of title existing on the date hereof and except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

              (ii) To the knowledge of the Company, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to any Owned Real Property which are material to the Company or the Subsidiary or their respective businesses and with respect to which the Company has received any written notice.

<PAGE-2.1-21>

             (iii) There are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties thereto the right of use or occupancy of any portion of any Owned Real Property.

              (iv) To the knowledge of the Company, the Company has not received any notice of any violation of any law, ordinance, regulation, order or requirement issued by any governmental authority having jurisdiction over or effecting the Owned Real Property which would have a Material Adverse Effect.

          (b) The Disclosure Schedule sets forth all real property under which either the Company or the Subsidiary is a tenant and which is material to their respective businesses or operations ("LEASED PROPERTY"). The Company has delivered or made available to the Buyer correct and complete copies of the leases and subleases, including all amendments thereof and modifications thereto through the date hereof (the "LEASES") for each Leased Property. With respect to each such material lease and sublease set forth in the Disclosure Schedule, except as set forth in Disclosure Schedule:

               (i) There are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease.

              (ii) Neither the Company nor the Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or Encumbered any interest in the leasehold or subleasehold.

             (iii) All Leased Properties have received all approvals of governmental authorities (including Permits) required in connection with the operation thereof.

              (iv) Neither the Company nor the Subsidiary is in default with respect to any material terms or conditions of the Leases other than defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

               (v) All rents due and payable as of the Closing Date under the leases and subleases for the Leased Properties shall have been paid prior to or simultaneously with the Closing.

          2.16 ENVIRONMENTAL MATTERS. Except with respect to matters which could not reasonably be expected to (i) have in the aggregate a Material Adverse Effect or (ii) result in aggregate liability to the Company and the Subsidiary in excess of $100,000 in any one case, and except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date hereof (in each case, including, without limitation, the documents referenced therein), as of the Closing Date, to the Company's knowledge:

          (a) Each of the Company and the Subsidiary (i) has complied and is in compliance in all material respects with the Environmental, Health and Safety Laws, including, without limitation, such laws relating to waste disposal, and (ii) has obtained all material Permits which are required under the Environmental, Health and Safety Laws for its operation and each such entity has been in substantial compliance in all material respects with all terms and conditions of such Permits;

<PAGE-2.1-22>

          (b) No Hazardous Material has been Released into the environment by the Company or the Subsidiary or on or from the premises of the Company or the Subsidiary which is required by the Environmental, Health and Safety Laws currently in effect to be remediated by or at the expense of the Company or the Subsidiary.

          (c) Neither the Company nor the Subsidiary has received during the last eighteen (18) months, written notice of any alleged violation of or liability under any Environmental, Health and Safety Laws (including, without limitation, notices made pursuant to Section 104(e) of CERCLA) in connection with real property owned or operated by the Company or the Subsidiary.

          (d) Since 1994 the Company has not, and since 1988 the Subsidiary has not, and since 1987 Kalamazoo has not, executed a release that directly releases any environmental claims, including, without limitation, to any prior owner or lessee of the SCSM Property.

          (e) The Company's planned divesture, of which this transaction is a part, is not motivated in any substantial part by environmental management concerns.

          (f) The Company has not owned any manufacturing companies other than a manufacturing facility in Kalamazoo, Michigan.

          (g) No liens have arisen under or pursuant to any Environmental, Health and Safety Laws on any site or facility owned, operated or leased by the Company or the Subsidiary.

          (h) Within the past twelve (12) months, there have been no environmental investigations, studies, audits, assessments, tests or reviews, or other analyses performed on behalf of the Company or the Subsidiary that resulted in a written report other than those which have been performed, from time to time, in the Ordinary Course of Business.

          The Parties agree that the only representations and warranties as to any matters relating to Environmental, Health and Safety Laws are those expressly set forth in this Section 2.16.

          2.17 UNDISCLOSED LIABILITIES. Except as reflected in the Financial Statements or in the Disclosure Schedule (or in any of the documents listed in the Disclosure Schedule) or the SEC Reports filed prior to the date of this Agreement (including, without limitation, the documents referenced therein) and other than pursuant to, under, arising out of or in connection with the Assumed Debt, and except as contemplated by this Agreement, and except for liabilities as to which no disclosure is required pursuant to this Article II (as for example because the making of the representation and warranty is disclaimed, or because the liability involves an amount which is less than the threshold above which disclosure is required or because the liability has been assumed by one of the Other Entities), neither the Company nor the Subsidiary has any debts, liabilities or obligations of any nature (whether known or unknown, absolute or contingent) except any debts, liabilities or obligations (a) incurred after the date of the Most Recent Balance Sheets in the Ordinary Course of Business or (b) that exceed $100,000 in any one case.

<PAGE-2.1-23>

          2.18 INSURANCE. The Disclosure Schedule contains a list, as of the date hereof, of all material insurance policies maintained by or for the benefit of the Company and the Subsidiary (the "INSURANCE POLICIES"). The Company has made available to the Buyer copies complete and correct in all material respects of all of the Insurance Policies together with all riders and other written amendments thereto. The Insurance Policies are in full force and effect, and all premiums due thereon have, to date, been paid. Except as set forth on the Disclosure Schedule or in the SEC Reports filed prior to the date hereof (including, without limitation, the documents referenced therein), to the Company's knowledge no written notice has been received from any insurance carrier purporting to cancel coverage under any of the Insurance Policies, which cancellation would have a Material Adverse Effect. The Company has complied with the terms and provisions of the Insurance Policies except where the failure to comply does not individually or in the aggregate have a Material Adverse Effect. The Disclosure Schedule identifies any general risk categories which the Company and the Subsidiary have designated as being self-insured. Except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date hereof (in each case, including, without limitation, the documents referenced therein) or as reserved against on or as set forth in the Most Recent Financial Statements, since the Most Recent Fiscal Year End there are no pending material claims as to which the Company's Insurers have denied liability, which denial has resulted in a loss exceeding $100,000 in any one case.

          2.19 LABOR RELATIONS. There is no collective bargaining agreement, memorandum agreement or other labor contract covering employees of the Company or the Subsidiary, and no such collective bargaining agreement or memorandum agreement or other labor contract is scheduled to expire prior to the Closing Date. Except as set forth in the Disclosure Schedule or in the SEC Reports filed prior to the date of the Agreement (in each case, including without limitation, the documents referenced therein), (a) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Company or the Subsidiary or for any similar purpose, and (b) there is no pending or (to the best of the Company's knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Company or the Subsidiary or their respective employees.

          2.20 PRODUCT WARRANTIES; CONSIGNMENTS. (a) Except (i) as reserved against on or as set forth in the Most Recent Financial Statements or (ii) as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date hereof (in each case, including, without limitation, the documents referenced therein) or (iii) as set forth in purchase orders from certain customers to the Subsidiary or (iv) as required or implied by operation of law, no warranties, indemnifications or guarantees are now in effect or outstanding with respect to products or services manufactured, produced or performed by the Company or the Subsidiary in the conduct of their respective businesses. Except as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date hereof (in each case, including, without limitation, the documents referenced therein), no claims for breach of product or service warranties to customers which could reasonably be expected to have a Material Adverse Effect are pending against the Company or the Subsidiary.

<PAGE-2.1-24>

          (b) Other than pursuant to the terms of any warranty or as may be required by law, except as may be set forth on the Disclosure Schedule or the SEC Reports filed prior to the date hereof (in each case, including, without limitation, the documents referenced therein) neither the Company nor the Subsidiary is under any obligation to return to any supplier or other third party or to receive consignments back from any customer a material quantity of any inventory or products used, manufactured or produced by the Company or the Subsidiary, which obligations, individually or in the aggregate, would have a Material Adverse Effect.

          2.21 INVENTORY. Except as reserved against on or as set forth in the Most Recent Financial Statements, or as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date hereof (in each case, including, without limitation, the documents referenced therein), all inventory of the Company and the Subsidiary reflected thereon and all inventory of the Company and the Subsidiary acquired since such date was acquired in the ordinary course of its business and consistent with the Company and the Subsidiary's respective prior practice, and is valued as set forth in the Disclosure Schedule.

          2.22 ACCOUNTS RECEIVABLE. Except as reserved against on or set forth in the Most Recent Balance Sheets, or as set forth in the Disclosure Schedule or the SEC Reports filed prior to the date hereof (in each case, including, without limitation, the documents referenced therein), the accounts receivable of the Company and the Subsidiary as reflected on such balance sheets or arising since that date, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business consistent with past practices, and to the knowledge of the Company and the Subsidiary, are not subject to valid defenses, setoffs or counterclaims.

          2.23 NON-FOREIGN STATUS. The Seller is not a "foreign person" within the meaning of Section 1445(b)(3) of the Code.

          2.24 DISPOSITION OF OTHER ENTITIES AND ASSETS. Except as set forth on the Disclosure Schedule or the SEC reports filed prior to the date hereof (in each case, including, without limitation, the documents referenced therein), neither the Company nor the Subsidiary has any direct or contingent liabilities or obligations arising from the Company's predecessor's activities as general partner of Checker L.P. and the Company's activities as parent company of the Other Entities (other than pursuant to, under, with respect to, or in connection with the Assumed Debt or as contemplated in this Agreement). The Seller has disclosed to the Buyer all currently available material information relating to, and prior to the Closing will disclose to the Buyer all of the material terms relating to, the sale, contribution, assignment, spinoff, transfer, dividend or other disposition of the Other Entities, the Owned Real Property and the Other Assets. The terms of any such transaction do not contain any restrictions on either the Company's or the Subsidiary's ability to conduct its business.

          2.25 ELIC SETTLEMENT AGREEMENT. The transaction contemplated by this Agreement is not required to be included in the calculation of any amount which may be owing to the ELIC Trust under the ELIC Settlement Agreement.

<PAGE-2.1-25>

          2.26 DISCLAIMER.  Except as set forth in this Article II and in
Section 12.7 hereof, the Company makes no representation or warranty, express or implied, and the assets and business of the Company and the Subsidiary being transferred to the Buyer upon the acquisition by the Buyer of the Stock at the Closing are to be conveyed hereunder "as is where is" on the Closing Date, and in their then present condition, and the Buyer and Mayflower shall each rely upon their own examination thereof.


                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER
                 --------------------------------------------

          The Seller represents to the Buyer as follows:

          3.1 TITLE. The Seller holds of record and owns beneficially all of the shares of Stock, free and clear of any restrictions on transfer (other than restrictions, if any, under the Securities Act and state securities laws), taxes, Encumbrances, equities, claims and demands, except such as will be released prior to or at the Closing. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Stock. The sale and delivery of the Stock to the Buyer pursuant to Article I hereof will vest in the Buyer legal and valid title to the Stock, free and clear of all mortgages, pledges, liens, charges, security interests or other encumbrances (collectively, "ENCUMBRANCES") (other than Encumbrances created or suffered by the Buyer).

          3.2 LITIGATION. There is no Litigation pending, or to the Seller's knowledge, threatened against the Seller or any company affiliated with the Seller (including, without limitation, the Company or Subsidiary), which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

          3.3 POWER AND AUTHORITY; NO CONFLICT. The execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which the Seller is subject, (ii) violate any order, judgment or decree applicable to the Seller or (iii) violate any provision of the Certificate of Incorporation or the By-laws of the Seller.

          3.4 CONSENTS. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of, or exemption by or filing with, any governmental authority (other than applicable requirements, if any, pursuant to the HSR Act) is required in connection with the execution, delivery and performance by the Seller of this Agreement or the taking of any other action required hereby, excluding, however, consents, approvals, authorizations, exemptions and filing, if any, which the Buyer or Mayflower is required to obtain or make or instances where the failure to obtain such consents,

<PAGE-2.1-26>

approvals or authorizations, or to make such filings or notifications, would not, either individually or in the aggregate, prevent the Seller from performing its obligations under this Agreement.

          3.5  DISCLAIMER.  Except as set forth in this Article III and in
Section 12.7 hereof, the Seller makes no representation or warranty, express or implied, and the assets and business of the Company and the Subsidiary being transferred to the Buyer upon the acquisition by the Buyer of the Stock at the Closing are to be conveyed hereunder "as is where is" on the Closing Date, and in their then present condition, and the Buyer and Mayflower shall each rely upon their own examination thereof.

          3.6 VALUE OF GDT; VALUE OF KALAMAZOO. (a) GDT has and, from and after the closing will have, net assets in excess of $65,000,000 prior to and after giving effect to the transactions contemplated hereby and, to the Seller's knowledge, based upon independent review and other factors, has a fair market value in excess of that amount.

          (b) The Seller will provide what it believes will be adequate resources to enable Kalamazoo to exist as a going concern.

          3.7 PBGC. The PBGC has not explicitly stated that it will require the termination of the GDT Plan.


                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MAYFLOWER
           ---------------------------------------------------------

          Each of the Buyer and Mayflower hereby represents and warrants to the Seller, jointly and severally, as follows:

          4.1 ORGANIZATION. Each of the Buyer and Mayflower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Mayflower is a public limited company organized under the laws of England and owns indirectly all of the issued and outstanding shares of capital stock of the Buyer.

          4.2 CORPORATE POWER AND AUTHORITY; NO CONFLICTS. The execution, delivery and performance by the Buyer and Mayflower of this Agreement and the consummation by the Buyer and Mayflower of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Buyer and Mayflower. This Agreement has been duly and validly executed and delivered by the Buyer and Mayflower and constitutes the valid and binding obligation of the Buyer and Mayflower, enforceable against the Buyer or Mayflower in accordance with its terms. The execution, delivery and performance by the Buyer and Mayflower of this Agreement and the consummation by the Buyer and Mayflower of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which the Buyer or Mayflower is subject, (ii) violate any order, judgment or decree applicable to the Buyer or Mayflower, (iii) violate any provision of the Certificate of Incorporation or the By-laws of the Buyer or Mayflower, (iv)

<PAGE-2.1-27>

result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of the Buyer or Mayflower or any of their respective Affiliates or subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument or obligation to which the Buyer or Mayflower or any of their respective Affiliates or subsidiaries is a party or by which the Buyer or Mayflower or any of their respective Affiliates, subsidiaries or properties is bound or affected; except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

          4.3 CONSENTS. Except for the required Shareholder Approval, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority or third party (other than applicable requirements, if any, pursuant to the HSR Act or the rules of the London Stock Exchange) is required in connection with the execution, delivery and performance by the Buyer or Mayflower of this Agreement, or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which the Seller is required to obtain or make or instances where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not, either individually or in the aggregate, prevent the Buyer or Mayflower from performing their respective obligations under this Agreement.

          4.4 AVAILABILITY OF FUNDS. Mayflower will derive sufficient funds necessary for the Buyer and Mayflower to consummate the transactions contemplated by this Agreement from a commercial loan agreement dated November 7, 1996 (the "BUYER LOAN AGREEMENT") with National Westminster Bank plc. and from the proceeds of a placement of shares for new shares (the "NEW MAYFLOWER SHARES") for which Mayflower has entered into a firm commitment standby underwriting agreement dated November 7, 1996 (the "UNDERWRITING AGREEMENT") with Barclays De Zoete Wedd Limited. Neither the Buyer Loan Agreement nor the Underwriting Agreement contains any terms or conditions not customarily contained in the loan agreements and underwriting agreements entered into in connection with transactions similar to the transactions contemplated by this Section 4.4. Mayflower is not aware of any factors which would prevent the approval by its shareholders of the transactions contemplated hereby or by the Buyer Loan Agreement or the Underwriting Agreement, or the admission of the New Mayflower Shares to the Official List of the London Stock Exchange becoming effective. Mayflower is not aware of any factors which would prevent the consummation of the transactions contemplated by the Buyer Loan Agreement or the Underwriting Agreement. Within one day following the execution and delivery by the parties of this Agreement, Mayflower will deliver to the Seller true and correct copies of the Buyer Loan Agreement and the Underwriting Agreement.

          4.5 LITIGATION. There is no Litigation pending or, to the Buyer's knowledge, threatened against the Buyer or Mayflower or any of their respective Affiliates or subsidiaries (i) with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of the Buyer or Mayflower to perform their respective obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither Mayflower nor the Buyer nor any of their respective Affiliates or subsidiaries is subject to any outstanding orders, rulings,

<PAGE-2.1-28>

judgments or decrees which would have a material adverse effect on the ability of the Buyer or Mayflower to perform their respective obligations under this Agreement.

          4.6 PURCHASE FOR INVESTMENT. The Buyer is an "accredited investor" (within the meaning of Rule 501(e) of the regulations promulgated under the Securities Act) and is purchasing the Stock for investment and not with a view to any public resale or other distribution thereof. Each of the Buyer and Mayflower acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Stock.

          4.7 SOLVENCY OF THE BUYER. The Buyer is and, from and after the Closing will be, Solvent prior to and after giving effect to the transactions contemplated by this Agreement.

          4.8 KNOWLEDGE OF THE BUYER AND MAYFLOWER OF THE COMPANY, THE SUBSIDIARY AND THEIR BUSINESS. To the knowledge of the Buyer and Mayflower, the representations and warranties made by the Seller and the Company are true and accurate and the Buyer and Mayflower are unaware of any facts or circumstances which would cause such representations and warranties to be untrue or inaccurate.


                                  ARTICLE V

                   COVENANTS OF THE COMPANY AND THE SELLER
                   ---------------------------------------

          Each of the Seller and the Company hereby, jointly and severally, covenants and agrees with the Buyer and Mayflower as follows:

          5.1 COOPERATION. From the date hereof and prior to the Closing, the Company and the Seller will cooperate with the Buyer and Mayflower to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including pursuant to the HSR Act and the rules of the London Stock Exchange), and make all necessary filings and thereafter make any other required submissions, notifications and filings with respect to this Agreement required under the Exchange Act and the rules and regulations thereunder, and the rules of the London Stock Exchange and any other applicable law, including, without limitation, any other federal, state or foreign securities laws and the HSR Act, in each case as shall be required in order to enable the consummation of the transactions contemplated hereby, and will otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

          5.2 CONDUCT OF BUSINESS. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule or as may occur as a result of or in connection with any transaction with respect to the sale or spinoff, or the contemplated sale, transfer, assignment, spinoff or other disposition, no later than the Closing Date, of (i) the Other Entities, (ii) the Owned Real Property, and (iii) the Other Assets or except as the Buyer and Mayflower may otherwise consent in writing (which consent shall not be unreasonably withheld), from the date hereof and prior to the Closing:

<PAGE-2.1-29>

          (a) The Company will, the Seller will cause the Company to, and the Company will cause the Subsidiary to:

               (i) in all material respects, operate only in the Ordinary Course of Business;

              (ii) use reasonable efforts to preserve intact their business organization;

             (iii) maintain their properties, machinery and equipment in sufficient operating condition and repair to enable them to operate their business in all material respects in the manner in which the business is currently operated, except for damages by reason of fire, flood, earthquake or other acts of God;

              (iv) use reasonable efforts to preserve their relationships with their material lenders, agents, suppliers, customers, licensors and licensees and others having material business relationships with the Company and the Subsidiary such that their business will not be materially impaired.

          (b) The Company will not, the Seller will not permit the Company or the Subsidiary to, and the Company will not permit the Subsidiary to:

               (i) take or omit to take any action, the effect of which would reasonably be expected to cause any of the representations or warranties set forth in Article II or Article III to be inaccurate as of the Closing Date;

              (ii) effect or agree to effect any change in the debt or equity capitalization of the Company or the Subsidiary or take any action which would affect the Company's ownership of the equity of the Subsidiary free and clear of all Encumbrances;

             (iii) amend its Certificate of Incorporation or by-laws or other organizational documents or change the accounting methods or practices followed by the Company or the Subsidiary, except as may be required by changes in GAAP;

              (iv) license, sell, transfer, lease, pledge or otherwise dispose of or encumber any of its tangible or intangible assets, except in each case in the Ordinary Course of Business;

               (v) incur any indebtedness for borrowed money or guarantee any such indebtedness or guarantee, endorse or otherwise become responsible for the obligations of others, or make loans or advances other than in the Ordinary Course of Business;

              (vi) enter into any transaction between the Seller on the one hand and the Company or the Subsidiary or any other company or Affiliate of the Company or the Subsidiary, or any director, officer or employee of the Company or the Subsidiary, on the other hand;

<PAGE-2.1-30>

             (vii) enter into any material contract or agreement or any amendment to, or release any third party from its obligations under, any material contract, agreement or instrument; grant or pay any increases in salary or benefits (other than regularly scheduled increases in the Ordinary Course of Business); or adopt or amend any collective bargaining agreement, or Business Benefit Plans;

            (viii) make any capital expenditure in excess of $100,000 in any one case or $1,000,000 in the aggregate, except for (A) capital expenditures included in budgets presented to the Buyer and (B) an expenditure of (1) approximately $275,000 to upgrade the process water supply, (2) approximately $30,000 for a surface grinder, or (3) approximately $35,000 for payroll system software; or

              (ix) increase, decrease or otherwise modify or commit to increase, decrease or modify in any manner the compensation or fringe benefits of any director, officer, employee or independent contractor or pay any benefit not required by an existing Commitment, except in the Ordinary Course of Business consistent with past practice;

               (x) make any material income tax election or settle or compromise any material income tax liability to the extent such election, settlement or compromise relates specifically to the Company and the Subsidiary and their operations, in each case except (A) as is otherwise contemplated by this Agreement, (B) settlement of the Chicago Taxi Litigation and related matters or (C) as may occur in the Ordinary Course of Business;

              (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $100,000 in the aggregate, in each case, except (A) as is otherwise contemplated by this Agreement (including, without limitation, pursuant to Section 1.4 hereof), or (B) in connection with the settlement of the Chicago Taxi Litigation and related matters to the extent that any such settlement does not require any payment be made, either directly or indirectly, by the Company or the Subsidiary after the Closing or (C) as may occur in the Ordinary Course of Business;

             (xii) authorize any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

            (xiii) terminate the Management Employees other than for cause.

          (c) The Seller will continue all material existing insurance policies (or comparable insurance) of or relating to the Company or the Subsidiary in full force and effect.

          5.3 ACCESS. From the date hereof and prior to the Closing, the Seller and the Company shall, and the Company shall cause the Subsidiary to, provide the Buyer and Mayflower with such information as the Buyer and Mayflower may from time to time reasonably request with respect to the Company and the Subsidiary and the transactions contemplated by this Agreement, and shall provide the Buyer and Mayflower and their representatives reasonable access during regular business hours and upon reasonable notice to (a) the properties, books and records of the Company and the Subsidiary as the Buyer and Mayflower may from time to time reasonably

<PAGE-2.1-31>

request and (b) such additional information concerning the Company's corporate affairs, assets, liabilities, commitments and financial condition as may be reasonably requested by the Buyer and Mayflower in order to satisfy the legal, contractual and stock exchange requirements for the implementation of this transaction; PROVIDED that, in each case, the Company and the Subsidiary shall not be obligated to provide, and the Seller shall not be obligated to cause the Company to provide, the Buyer and Mayflower with any information relating to trade secrets or which would violate any law, rule or regulation or term of any Commitment, or if the provision thereof would adversely affect the ability of the Seller or any of its Affiliates (including the Company) to assert attorney-client, attorney work product or other similar privilege. Any disclosure whatsoever during such investigation by the Buyer and Mayflower shall not constitute an enlargement of or additional representations or warranties of the Seller or the Company beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the letter agreement dated June 26, 1996 (the "CONFIDENTIALITY AGREEMENT").

          5.4 FURTHER ASSURANCES. At any time or from time to time after the Closing, the Seller shall, at the request of the Buyer and at the Buyer's expense, execute and deliver any further instruments or documents and take all such further action, as the Buyer may reasonably request in order to (i) vest in the Buyer good and marketable title to and possession of the Stock,
(ii) perfect and record, if necessary, the sale, transfer, assignment, conveyance and delivery to the Buyer of the Stock; and (iii) otherwise evidence the consummation of the transactions contemplated hereby.

          5.5 ACQUISITION PROPOSALS. From the date hereof until the termination of this Agreement or the Closing Date, whichever first occurs, the Seller will not, and will cause the Company and the Subsidiary not to, directly or indirectly, and shall use its reasonable best efforts to prevent any of its shareholders, directors, officers, attorneys, financial advisors and other authorized representatives from directly or indirectly, and the Company will not (i) take any action to encourage (including by furnishing documentation), solicit or initiate any offer or indication of interest from any Person with respect to any Acquisition Proposal (defined below), (ii) engage in or continue discussions or negotiations with, enter into any agreements relating to an Acquisition Proposal with any Person that may be considering making or has made, an Acquisition Proposal, or (iii) vote its shares of Stock in favor of any such Acquisition Proposal. "ACQUISITION PROPOSAL" means any proposal or offer for a merger or other business combination involving the Company or the Subsidiary being sold hereby, or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

          5.6 ADVICE OF CHANGES. The Company, and the Seller (solely with respect to the representations and warranties made by the Seller), shall promptly advise the Buyer in writing of any event occurring after the date hereof and prior to the Closing which would render any representation or warranty of the Company or the Seller contained in this Agreement untrue or inaccurate, if made on or as of the date of such event or as of the Closing Date. No supplement or amendment made to the Disclosure Schedule after the date hereof pursuant to this Section 5.6 shall be deemed to cure a breach of any representation or warranty made by the Company or the Seller herein (nor shall the Buyer have any rights or remedies with respect thereto) unless, subject to Sections 4.8 and 6.3 hereof, such supplement or amendment discloses an item which will directly result in a Material Adverse Effect and the Buyer has not consented to its inclusion in the Disclosure Schedule.

<PAGE-2.1-32>

          5.7 CERTAIN EVENTS. Prior to or simultaneously with the Closing, the Company shall make available or deliver copies of all existing agreements or documents with respect to:

          (a) TRANSFER OF OTHER ENTITIES. The sale, spinoff, transfer, assignment, contribution, dividend or other disposition of (a) the Other Entities, (b) the Owned Real Property or (c) any Other Assets, including, without limitation on opinion of Houlihan Lokey relating to Kalamazoo and the Other Entities and the Other Assets (as set forth in Section 7.1(e)(ii)) and a copy of the unaudited balance sheet of GDT as of the nine months ended September 30, 1996;

          (b) ELIC PAYMENT AND RELEASE. Payment of all amounts due under the ELIC Agreement, including a full release of both the Company and the Subsidiary from any further liability to the ELIC under the ELIC Agreement;

          (c) TERMINATION OF AIRPLANE LEASE. The termination of the Company's and the Subsidiary's obligations with regard to the airplane leased by the Subsidiary from Tessler Aviation Leasing Corporation under an oral arrangement, including a release of any such obligation or liability of the Company or the Subsidiary; and

          (d) TERMINATION OF CERTAIN EMPLOYMENT AGREEMENTS. The termination, transfer, disposition or assignment to another entity of all employment agreements between the Company and any person, including a release of the Company from any further liability with regard to any such employment agreement (other than any agreements which may be entered into pursuant to Section 5.11).

          5.8 ADDITIONAL DOCUMENTS. In addition to any other documents or agreements required to be furnished by the Company prior to or at the Closing pursuant to the express terms of this Agreement (including, without limitation, pursuant to Section 5.7 and Article IX hereof), at or prior to the Closing, the Company will deliver each of the following documents or agreements to the Buyer:

          (a) CONFIRMATION CERTIFICATE. A certificate from either the President or the Chief Financial Officer of the Seller, dated the date of the Closing, confirming that as of the Closing Date, the Company does not have any liabilities or assets other than as contemplated by this Agreement.

          (b) ENVIRONMENTAL INDEMNIFICATION. Environmental Indemnification Agreements, substantially in the form attached hereto as Exhibit 5.8(b) hereto, in favor of the Company duly executed by each Affiliate (other than Yellow Cab, AutoWerks, City Wide or American Country (or any of their respective subsidiaries)) to which Owned Real Property is assigned, contributed, spun-off, dividended, transferred, or otherwise disposed of, which indemnification agreement shall solely provide for the indemnification of the Company by such entity with respect to liabilities which may be incurred pursuant to Environmental, Health and Safety Laws in respect of the particular Owned Real Property so transferred to such entity.

          (c) CHICAGO TAXI LITIGATION INDEMNIFICATION. Taxi Litigation Indemnification Agreement, substantially in the form attached hereto as
Exhibit 5.8(c), between Yellow Cab, the Company and the Subsidiary, which indemnification solely provides for the indemnification of the Company and

<PAGE-2.1-33>

the Subsidiary by Yellow Cab with respect to any liabilities which may be incurred by either of them in connection with, arising out of or with respect to, the Chicago Taxi Litigation.

          (d) LOAN AGREEMENT TERMINATION AND RELEASE. A release from the Credit Banks, fully discharging the Company and the Subsidiary from any further liability under the Loan Agreement.

          (e) THIRD PARTY CONSENTS. A consent from each of the third parties set forth on the Disclosure Schedule.

          (f) OPINION OF COUNSEL. An opinion or opinions, dated the Closing Date, of counsel to the Company, the Seller, Kalamazoo, Yellow Cab, the entities to which Owned Real Property is transferred and each Parent Shareholder, setting forth the opinions listed on Exhibit 5.8(f) hereto, in a form reasonably acceptable to Buyer or its counsel.

          (g) FIRPTA CERTIFICATE. A certificate, dated the Closing Date, to the effect that the Seller is not a "foreign person" within the meaning of the Code and applicable Treasury Regulations, in substantially the form of
Exhibit 5.8(g) hereto.

          (h) CORPORATE RESOLUTIONS. Resolutions of the Board of Directors of the Seller authorizing the execution of this Agreement and the transactions contemplated hereby.

          (i) ESCROW AGREEMENT. The Escrow Agreement, duly executed and delivered by each of the Parent Shareholders.

          (j) INDEMNIFICATION AGREEMENT. The Indemnification Agreement, duly executed and delivered by each of the Parent Shareholders.

          5.9  DOCUMENTS TO BE DELIVERED BY THE SELLER AND THE COMPANY ON
THE DATE HEREOF. The Company and the Seller shall, and, where applicable, the Company shall cause the Subsidiary to, duly execute and deliver each of the following documents or agreements contemporaneously with the execution of this Agreement and agrees to at all times maintain such document or agreement in full force and effect the:

          (a)  Escrow Agreement;

          (b)  Indemnification Agreement;

          (c)  Insurance Claims Letter Agreement;

          (d)  Transition Services Agreement; and

          (e)  the Records Letter Agreement.

          In addition, the Seller and the Company shall, and the Company shall cause the Subsidiary to cooperate with Mayflower and the Buyer, and shall use their best efforts, to cause (x) the Escrow Agreement to be duly executed and delivered by the Escrow Agent and (y) cause Kalamazoo and the Subsidiary to execute the Transition Services Agreement, in each case as soon as practicable on or after the date hereof but prior to the Closing.

<PAGE-2.1-34>

          5.10 WAIVER OF RIGHTS UPON THE CLOSING. The Buyer and Mayflower each hereby acknowledges and agrees that (a) the obligations of the Company, the Seller and the Parent Shareholders to deliver the documents set forth in Sections 5.7, 5.8 and 5.9 of this Agreement shall not survive the Closing and
(b) if the Closing shall occur, (i) the Buyer and Mayflower shall each be deemed to have been satisfied in all respects with the form and terms of any and all agreements and documents delivered pursuant to Sections 5.7, 5.8 or
5.9 of this Agreement, (ii) neither the Buyer nor Mayflower shall have any claim or cause of action (against the Seller, the Parent Shareholders, or any of their Affiliates, or against the Escrow Account or otherwise) for any breach, default or violation of any obligations to deliver the documents set forth in Sections 5.7, 5.8 or 5.9 of this Agreement, and (iii) the Buyer and Mayflower shall be deemed to have irrevocably and unconditionally waived any and all rights they may have with respect to any such breach, default or violation.

          5.11 CERTAIN EMPLOYEES. The Company and the Subsidiary shall, and the Seller shall cause the Company and the Subsidiary to, reasonably cooperate with the Buyer and Mayflower in connection with their efforts to cause employment agreements (which agreements will be effective after the Closing) between the Buyer and each of the persons set forth on Exhibit 5.11 attached hereto to be executed prior to or at the Closing (it being understood that the failure of any such employee to enter into any such employment agreement shall not be construed in any way as a breach by the Seller or the Company of the requirements of this Section 5.11).


                                  ARTICLE VI

                     COVENANTS OF THE BUYER AND MAYFLOWER
                     ------------------------------------

          Each of the Buyer and Mayflower hereby jointly and severally covenants and agrees with the Seller and the Company as follows:

          6.1 COOPERATION BY THE BUYER. From the date hereof and prior to the Closing, Mayflower and the Buyer will each cooperate with the Seller and the Company to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including pursuant to the HSR Act and the rules of the London Stock Exchange), and make all necessary filings and thereafter make any other required submissions, notifications and filings with respect to this Agreement required under the Exchange Act, the rules of the London Stock Exchange and any other applicable law, including, without limitation, any other federal or state securities laws and the HSR Act, in each case as shall be required in order to enable the consummation of the transactions contemplated hereby, and will otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

          6.2  BOOKS AND RECORDS; PERSONNEL.

          (a) Mayflower and the Buyer shall not, Mayflower shall cause the Buyer not to, and the Buyer and Mayflower shall cause the Company and the Subsidiary not to, dispose of or destroy any of the books and records of the Company and the Subsidiary relating to periods prior to the Closing ("BOOKS AND RECORDS").

<PAGE-2.1-35>

          (b) For a period of five (5) years following the Closing Date or such longer period as may be required by law, the Buyer and Mayflower shall, and each of the Buyer and Mayflower shall cause the Company and the Subsidiary to (i) maintain all Books and Records in the continental United States in a place in which they are easily and reasonably promptly accessible, (ii) allow each of the Seller and each Parent Shareholder and each of their agents access, upon reasonable advance notice, to all Books and Records during normal working hours at the Buyer's or Mayflower's principal place of business or in the United States at any location in the United States where any Books and Records are stored (as permitted hereby) (or, if stored in a warehouse or similar facility (as permitted hereby), at any office location of the Buyer in the United States), and the Seller, Kalamazoo and the Parent Shareholders shall have the right, at their own expense, to make copies of any Books and Records; PROVIDED, HOWEVER, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Buyer's or Mayflower's business. After such five
(5) year period, the Buyer or Mayflower shall notify the Seller and the Parent Shareholder of their desire to dispose of such Books and Records (at least ninety (90) days prior to such disposal date), in which event the Buyer and Mayflower shall, and Mayflower shall cause the Buyer to, at the Seller's or the Parent Shareholder's request, within 90 days following the date of the receipt of such request, deliver all such Books and Records to the Parent Shareholders.

          (c) The Buyer and Mayflower shall, Mayflower shall cause the Buyer not to, and the Buyer and Mayflower each shall cause the Company and the Subsidiary to, make available to the Seller and each Parent Shareholder upon written request (i) copies of any Books and Records, (ii) the Buyer's, the Company's and the Subsidiary's personnel to assist the Seller and each of the Parent Shareholders in locating and obtaining any Books and Records, and
(iii) any of the Buyer's, the Company's and the Subsidiary's personnel whose assistance or participation is reasonably required by the Seller or any Parent Shareholder or any of their Affiliates in anticipation of, or preparation for, existing or future Litigation, tax returns or other matters in which the Seller, any Parent Shareholder or any of their Affiliates is involved. The Seller or such Parent Shareholder, as appropriate, shall reimburse the Buyer or the Company for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 6.2(c).

          (d) The foregoing provisions of this Section 6.2 shall be in addition to the obligations of the Buyer under Section 7.1(d) hereof and the Indemnification Agreement.

          6.3 ADVICE OF CHANGES. Prior to the date hereof, the Buyer and Mayflower have acquired knowledge, and between the date hereof and the Closing, the Buyer or Mayflower may acquire additional knowledge concerning the matters covered by the Company's or the Seller's representations and warranties. The Buyer and Mayflower shall not knowingly withhold any written information in the possession of either of them which has caused, or which is likely to cause, any of the representations and warranties of the Company or the Seller to become untrue or inaccurate and, to the extent that Seller is not so informed, the Buyer and Mayflower agree that neither of them shall have any rights hereunder or under the Indemnification Agreement by reason of such untruth or inaccuracy.

<PAGE-2.1-36>

          6.4  LIABILITIES.

          (a) Each of the Buyer and Mayflower understands and agrees that, from and after the Closing, except (i) as specifically provided in the Indemnification Agreement to the contrary or (ii) as specifically provided in the Taxi Litigation Indemnification Agreement or the Environmental Indemnification Agreement with respect to Affiliates of either Seller or Parent Shareholders which are a party to such agreements, neither the Seller nor the Parent Shareholders nor any of their respective Affiliates shall have any liability or responsibility for any liability or obligation of or arising out of or relating to the Company or the Subsidiary, or the operation or ownership by the Seller (or any of its predecessors) of the Company or the Subsidiary (including as to Environmental, Health and Safety Laws), of whatever kind or nature, whether contingent or absolute, whether arising prior to or on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement (such liabilities and obligations being collectively referred to as the "LIABILITIES"). Accordingly, each of the Buyer and Mayflower agrees that, in addition to their obligations under the Indemnification Agreement, effective upon the Closing, the Buyer, Mayflower, the Company and the Subsidiary shall jointly and severally be responsible for and indemnify the Seller, the Parent Shareholders and each of their respective Affiliates and hold each of them harmless from and against any Losses incurred or suffered by any of them arising out of any of the Liabilities.

          (b) (i) Each of the Buyer and Mayflower agrees that effective from and after the Closing, the Seller shall have no obligation for (and neither the Buyer nor Mayflower shall have any right pursuant to the Indemnification Agreement to retain any portion of the Escrow Amount or claim for indemnification otherwise with respect to) the self-insured retention portion of any workers compensation, product liability, general liability, property, casualty, automobile liability, medical and other claims relating to the Company and the Subsidiary made or to be made in the future in respect of periods prior to, on or after the Closing ("CLAIMS"), for which the Company or the Subsidiary are responsible to the Company's insurers (the "COMPANY'S INSURERS") so that, from and after the Closing, neither the Buyer nor Mayflower, the Company, the Subsidiary or the Company's Insurers will seek from the Seller, the Parent Shareholders or any of their respective Affiliates for reimbursement of any payment made by the Buyer, Mayflower, the Company, the Subsidiary or the Company's Insurers in respect of any Claim.

              (ii) Promptly after the Closing, the Buyer shall, and Mayflower shall cause the Buyer to, notify each of the Company's Insurers of the consummation of transactions contemplated by this Agreement (including that the Buyer has purchased the Stock and that it is the new owner of the Company and the Subsidiary) and of the address where such Company Insurer shall send all notices relating to the Company or the Subsidiary. A copy of all such notices shall be promptly forwarded by the Buyer to the Seller.

          (c) Nothing set forth in this Agreement or the Indemnification Agreement or any Ancillary Document shall be interpreted or construed to mean that Mayflower or the Buyer has assumed or will assume any liabilities whatever of the Other Entities or Checker L.P. or the Owned Real Property or the Other Assets; PROVIDED, HOWEVER, that nothing herein shall restrict the application of Section 12.1 and Mayflower's and the Buyer's acknowledgement and agreement that its sole recourse for any such Liability is solely against

<PAGE-2.1-37>

the then remaining balance of the Escrow Account and solely in accordance with (and to the extent permitted by) the provisions set forth in the Indemnification Agreement.

          6.5 SHAREHOLDER APPROVAL. Mayflower shall use its reasonable best efforts to obtain the approval of at least such number of institutional and other shareholders of Mayflower necessary to approve this Agreement and the transactions contemplated hereby on the terms set forth herein ("SHAREHOLDER APPROVAL"). If Mayflower shall at any time conclude that Mayflower is not reasonably likely to receive such Shareholder Approval, then Mayflower shall immediately inform the Seller thereof and shall agree, upon the request of the Seller, to terminate this Agreement pursuant to Section 11.1(a) hereof.

          6.6 FURTHER ASSURANCES. Notwithstanding Section 6.10 hereof, at any time or from time to time after the Closing, the Buyer and Mayflower shall, at the request of the Seller and at the Seller's expense, each execute and deliver any further instruments or documents and take all such further action as the Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

          6.7 SOLVENCY. The Buyer, and from after the Closing the Subsidiary, shall at all times be, and Mayflower shall cause the Buyer, and from and after the Closing the Subsidiary, to at all times be, Solvent. For a period of one (1) year after the Closing, the Buyer shall not, and Mayflower shall not permit the Buyer to, transfer, assign, or otherwise dispose of the Stock or the Subsidiary to an entity which is not, and prior to and after the consummation of such transaction will not be Solvent.

          6.8 ADDITIONAL DOCUMENTS, AGREEMENTS OR INSTRUMENTS. In addition to any other agreement or document required to be furnished by the Buyer or Mayflower prior to or at the Closing pursuant to the express terms of this Agreement (including, without limitation, pursuant to Article VIII hereof), prior to or at the Closing, the Buyer or Mayflower shall, and Mayflower shall cause the Buyer to, deliver each of the following documents to the Seller:

          (a) OPINION OF THE BUYER'S COUNSEL. An opinion of Walter, Conston, Alexander & Green, P.C., dated the Closing Date, in the form of
Exhibit 6.8(a) hereto.

          (b) OPINION OF MAYFLOWER'S COUNSEL. An opinion of Nabarro Nathanson, dated the Closing Date, in the form of Exhibit 6.8(b) hereto.

          (c) THIRD PARTY CONSENTS. A consent from each of the third parties as set forth in the Disclosure Schedule, in form and substance satisfactory to the Buyer.

          (d) LETTER OF CREDIT. A replacement (or, if the beneficiary thereof will not permit replacement, a back-up) letter of credit satisfactory to NBD Bank to replace the letter of credit No. 5145635 issued by NBD Bank in favor of WVEDA.

          6.9 DOCUMENTS TO BE DELIVERED BY MAYFLOWER AND THE BUYER SIMULTANEOUSLY HEREWITH. Mayflower and the Buyer shall, and Mayflower shall cause the Buyer to, duly execute and deliver each of the following documents or agreements contemporaneously with the execution of this Agreement and each hereby covenants and agrees to at all times maintain such document or agreement in full force and effect, the:

<PAGE-2.1-38>

          (a)  Escrow Agreement;

          (b)  Indemnification Agreement;

          (c)  Insurance Claims Letter Agreement;

          (d)  Transition Services Agreement; and

          (e)  Records Letter Agreement.

          In addition, the Buyer and Mayflower shall, and Mayflower shall cause the Buyer to, cooperate with the Seller and the Company and shall use their best efforts to cause the Escrow Agreement to be duly executed and delivered by the Escrow Agent as soon as practicable on the date hereof but prior to the Closing.

          6.10 WAIVER OF RIGHTS UPON THE CLOSING. The Seller hereby acknowledges and agrees that (a) the obligations of the Buyer and Mayflower to deliver the documents set forth in Sections 6.8 and 6.9 of this Agreement shall not survive the Closing and (b) if the Closing shall occur, (i) the Seller shall be deemed to have been satisfied on all respects with the form and terms of any agreements and documents delivered pursuant to Section 6.8 or 6.9 of this Agreement, (ii) the Seller shall have no claim or cause of action (against the Buyer, Mayflower, or any of their Affiliates) for any breach, default or violation of any of the Buyer's or Mayflower's obligations to deliver the documents set forth in Section 6.8 of this Agreement, and
(iii) the Seller shall be deemed to have irrevocably and unconditionally waived any and all rights it may have with respect to any such breach, default or violation.

          6.11 CORPORATE NAME. The Buyer and Mayflower each acknowledges and agrees that, as between the Buyer, Mayflower and their respective Affiliates (other than the Company) on the one hand, and the Seller and its Affiliates (other than the Company), on the other, the Seller and its Affiliates (other than the Company) have the absolute and exclusive proprietary right to all names, marks, tradenames, trademarks, service names and service marks (collectively, the "NAMES") incorporating "Checker Motors," "Checker" or "CMC" and to all corporate symbols, corporate names or logos (collectively, the "LOGOS") incorporating "Checker Motors," "Checker" or "CMC", all rights to which and goodwill represented thereby and pertaining thereto are being retained by the Seller. The Buyer agrees that it will not, and will cause its Affiliates (including the Company) not to, use the Name "Checker Motors," "Checker" or "CMC" or any Logo incorporating such Name in connection with the Buyer's or Mayflower's or any of their respective Affiliate's (including the Company) activities, including without limitation, in connection with the sale of any products or services by Mayflower or the Buyer or any of their Affiliates (other than the Company).

<PAGE-2.1-39>

                                 ARTICLE VII

                             ADDITIONAL COVENANTS
                             --------------------

          7.1  INCOME AND FRANCHISE TAXES.

          (a)  RETURNS AND PAYMENTS.

               (i) The Seller shall include, or cause to be included, the Company and the Subsidiary in the consolidated federal tax return and in any consolidated, and (to the extent required by law) any combined or unitary, state, local or foreign tax return to be filed by the Seller for all tax periods, or portions thereof, ending on or before the Closing Date. The Parent Shareholders shall cause to be prepared, consistent with past practice, and file, or cause to be filed, all such consolidated and combined tax returns. The Buyer agrees to cooperate, and Mayflower agrees to cause the Buyer to cooperate, with the Parent Shareholders in the preparation of all such tax returns and agrees to take no position inconsistent with the Company and the Subsidiary being a member of such consolidated, combined, or unitary group. The Seller shall cause to be timely paid all taxes to which such tax returns relate for all periods covered by such tax returns including as they relate to the Company and the Subsidiary.

              (ii) The Parent Shareholders shall cause to be prepared, consistent with past practice, and shall submit to the Buyer for filing, all required income and franchise tax returns of the Company and the Subsidiary (except to the extent described in Section 7.1(a)(i)) for any period which ends on or before the Closing Date, for which tax returns are not required to have been filed as of the Closing Date. The Seller shall pay to the Buyer and the Buyer shall cause to be timely paid all taxes to which such tax returns relate for all periods covered by such tax returns.

             (iii) The Buyer shall cause to be prepared, consistent with past practice, and Mayflower shall cause the Buyer to cause to be prepared, and timely filed all required state and local income and franchise tax returns for taxable periods beginning before and ending after the Closing Date (the "STRADDLE RETURNS"). At least fifteen (15) days prior to the filing of any Straddle Return required to be filed by the Buyer pursuant to the preceding sentence, the Buyer shall, and Mayflower shall cause the Buyer to submit copies of such returns to the Parent Shareholders for their approval, which shall not be unreasonably withheld. The Buyer shall, and Mayflower shall cause the Buyer to timely cause to be paid, and Mayflower shall cause the Buyer to timely cause to be paid, all taxes reflected on the Straddle Returns. Such taxes to the extent attributable to any period or portion of a period on or before the Closing shall be referred to herein as "PRE-CLOSING TAXES". Pre-Closing Taxes shall be calculated on the basis of the income of the Company and the Subsidiary as though the taxable year of the Company and the Subsidiary terminated at the close of business on the day immediately preceding the Closing Date; PROVIDED, HOWEVER, that in the case of a tax not based on income, Pre-Closing Taxes shall be equal to the tax imposed with respect to the entire taxable year multiplied by a fraction, the numerator of which shall be the number of

<PAGE-2.1-40>

     days preceding the Closing Date, and the denominator of which is the number of days in the taxable year. The Seller shall reimburse the Buyer for Pre-Closing Taxes (which reimbursement may be out of the escrow account established pursuant to Section 7.1(e)) at such time as the Straddle Return is filed with the appropriate taxing authority.

          (b) AUDITS. The Buyer shall promptly notify, and Mayflower shall cause the Buyer to promptly notify, the Parent Shareholders in writing upon receipt by the Buyer, or any Affiliate of the Buyer (including the Company and the Subsidiary) of notice of any pending or threatened federal, state, local or foreign tax audit or assessment for which the Buyer may seek indemnification pursuant to the terms of the Indemnification Agreement. The Parent Shareholders shall have the sole right to represent the Company's and the Subsidiary's interests in any federal, state, local or foreign tax matter, including any audit or administrative or judicial proceeding of the filing of any amended return (a "TAX MATTER"), involving a tax liability or potential tax liability for which the Buyer may seek indemnification pursuant to the Indemnification Agreement, and to employ counsel of the Parent Shareholder's choice and reasonably acceptable to the Buyer at the Parent Shareholder's expense. The Buyer agrees that it will cooperate fully with Parent Shareholders and its counsel in the defense or compromise of any Tax Matter. The Parent Shareholders will not concede the correctness of any part of any proposed adjustment pertaining to Taxes and will not enter into any closing or compromise agreement with respect to any of the issues which form the basis for such proposed adjustment without the consent of the Buyer; PROVIDED, HOWEVER, that if the Buyer fails to so consent, the Buyer may not thereafter seek indemnification for an amount in excess of the amount it would have been entitled to had it consented to such closing or compromise agreement. The Parent Shareholders will give the Buyer prompt notice of any proposed audit adjustment pertaining to Taxes which might result in an additional amount of Taxes due for which the Buyer, the Company or Subsidiary may be liable, including any adjustment or assessment of the Company or Subsidiary for periods ending on or before the Closing Date which could result in an increase in the Tax paid or payable by the Company or Subsidiary for periods after such date.

          (c) THE BUYER'S TAXES. The Buyer shall pay, or cause to be paid, and Mayflower shall cause the Buyer to pay (or cause to be paid), all taxes, additions to tax, interest, or penalties arising from any action of the Buyer, or an Affiliate of the Buyer (including the Company and the Subsidiary) from and after the Closing, including, without limitation, an election or deemed election under Code Section 338 (other than Code Section 338(h)(10)), and any sale or other disposition by the Buyer of assets of the Company or the Subsidiary after the Closing.

          (d) COOPERATION. After the Closing Date, the Buyer and its Affiliates (including, Mayflower, the Company and the Subsidiary) and the Parent Shareholders shall make available to the other, as reasonably requested, and to the appropriate tax authorities, all information, records and documents relating to the tax liabilities or potential tax liabilities of the Company and the Subsidiary for all periods prior to the Closing Date (including Pre-Closing Taxes described in Section 7.1(a)(iii)) and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extension thereof.

<PAGE-2.1-41>

          (e) DISPOSITION OF OTHER ENTITIES. Any Taxes resulting from the sale, spinoff, transfer, assignment, dividend, contribution or other disposition of the Other Entities or the Other Assets or the Owned Real Property by the Company (the "DISPOSITION") on or prior to the Closing will be reported on a tax return prepared by the Parent Shareholders pursuant to
Section 7(a)(i) or (ii), or as Taxes treated as Pre-Closing Taxes pursuant to
Section 7(a)(iii) (and for which Seller has an obligation to reimburse the Buyer at such time, as the Straddle Return is filed with the appropriate taxing authority). For purposes of calculating gain on any Disposition, the fair market value of the distributed asset shall be calculated as follows:
(i) if the distributed asset is sold pursuant to a contract with an unrelated third party (a "Contract"), fair market value shall be equal to the amount realized pursuant to the Contract, with appropriate adjustments for the costs of the transaction; and (ii) in the absence of the conditions set forth in
(i), fair market value shall be the amount specified in an appraisal prepared by an independent third party appraiser mutually acceptable to Buyer and Seller, which shall include Houlihan Lokey Howard & Zukin ("HOULIHAN LOKEY"). The adjusted basis of any asset included in the Disposition shall be calculated by E & Y. The Seller shall either (i) segregate funds in escrow pursuant to a separate escrow agreement for the payment of any taxes resulting from the Disposition, or (ii) pay such taxes to the appropriate taxing authorities at the Closing. The Seller shall pay all Taxes resulting from the Disposition to the appropriate taxing authorities.

          (f) Any tax allocation or sharing agreement shall be cancelled as of the date prior to the Closing. There will be no payment covered by any tax sharing agreement after the Closing due to or from Buyer, the Company, the Subsidiary, on the one hand, and the Seller, on the other hand, with respect to any tax year ending on or before the Closing Date.

          (g) The Seller's payment of Taxes (including Pre-Closing Taxes) with respect to returns as originally filed pursuant to this Article VII shall not be paid out of the Escrow Amount; PROVIDED, HOWEVER, that any subsequent claim by the Buyer with respect to such Taxes (including as a result of any audit adjustment to such returns) shall be subject to the terms of the Indemnification Agreement and shall be limited to the available balance in the Escrow Account.

          7.2 PROPOSED ASSET TRANSACTION. At any time prior to the end of business on Monday, November 25, 1996, the Seller may submit a proposal to Buyer to replace the transactions contemplated herein with a transaction for the sale of substantially all of the assets and business of the Subsidiary. In the event of such a submission, the parties will negotiate in good faith to determine whether such a transaction may be consummated on mutually satisfactory terms.


                                 ARTICLE VIII

                    CONDITIONS TO THE BUYER'S OBLIGATIONS
                    -------------------------------------

          The obligations of the Buyer to purchase the Stock, and Mayflower's obligations with respect thereto, shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

<PAGE-2.1-42>

          8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER AND THE COMPANY. Each of the Seller and the Company shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of the Seller and the Company contained herein or in any Ancillary Document shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date.
The Buyer shall have received a certificate of an officer of the Seller (the "SELLER'S CERTIFICATE"), and a certificate of an officer of the Company (the "COMPANY CERTIFICATE"), dated as of the Closing Date and signed by such officer, as the case may be, certifying as to the fulfillment of the condition set forth in this Section 8.1.

          8.2 NO PROHIBITION. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the Seller from consummating the transactions contemplated hereby.

          8.3 SHAREHOLDER APPROVAL. Mayflower shall have received Shareholder Approval and the admission of the New Mayflower Shares to the Official List of the London Stock Exchange shall have become effective.

          8.4 GOVERNMENTAL CONSENTS. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable the Buyer to consummate the transactions contemplated hereby, including, if applicable, those required under the rules of the London Stock Exchange, shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).


                                  ARTICLE IX

                    CONDITIONS TO THE SELLER'S OBLIGATIONS
                    --------------------------------------

          The obligations of the Seller to sell the Stock shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER. The Buyer and Mayflower shall have complied in all material respects with their respective agreements and covenants contained herein to be performed by them on or prior to the Closing Date, and the representations and warranties of the Buyer and Mayflower contained herein or in an Ancillary Document shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. The Seller shall have

<PAGE-2.1-43>

received a certificate of each the Buyer (the "BUYER'S CERTIFICATE") and a certificate of Mayflower ("MAYFLOWER CERTIFICATE"), dated as of the Closing Date and signed by an officer of the Buyer or Mayflower, as the case may be, certifying as to the fulfillment of the condition set forth in this Section 9.1.

          9.2 NO PROHIBITION. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the Seller from consummating the transactions contemplated hereby.

          9.3 SHAREHOLDER APPROVAL. Mayflower shall have received Shareholder Approval.

          9.4 GOVERNMENTAL CONSENTS. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable the Seller to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

          9.5 GENERAL RELEASE. Each of the Buyer and Mayflower shall have duly executed and delivered the General Release to the Seller, the Other Entities, the Parent Shareholder and GDT substantially in the form of Exhibit
9.5 attached hereto (the "GENERAL RELEASE").

                                 ARTICLE X

                EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS
                ---------------------------------------------

         10.1  DEFINITIONS.

          (a) The term "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (b) The term "CODE AFFILIATE" shall mean any entity or person that may be aggregated with the Business under Section 414(b), (c), (m) or
(o) of the Code.

          (c) The term "CODE AFFILIATE EMPLOYEES" shall mean current employees, former employees and retired employees of any Code Affiliate, and the term "Code Affiliate Employee" shall mean any of the Code Affiliate Employees.

          (d)  The term "BUSINESS" shall mean individually and collectively
(i) the Company, and (ii) the Subsidiary, and any predecessor to any of them.

          (e) The term "EMPLOYEES" shall mean all current employees (including those on lay-off, disability or leave of absence, whether paid or unpaid), former employees and retired employees of the Business, and the term "Employee" shall mean any of the Employees.

<PAGE-2.1-44>

          (f) The term "BUSINESS BENEFIT PLANS" shall mean (i) each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by the Business or Code Affiliate or in which the Business or Code Affiliate participates or participated and which provides benefits to Employees, Code Affiliate Employees or independent contractors or their dependents, and (ii) whether or not an "employee benefit plan" as so defined, each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance benefits (including medical, dental, vision and hospitalization), workers' compensation, short and long-term disability, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, tuition reimbursement, service award, company car, scholarship, relocation, patent award, profit sharing, stock based compensations, fringe benefit and other employee benefit arrangements, plans, contracts (including individual employment agreements or consulting contracts), policies or practices of the Business or Code Affiliate (either written or oral) providing employee or executive compensation or benefits to one or more Employees or Code Affiliate Employees or independent contractors or their dependents. Notwithstanding the foregoing, the term "Business Benefit Plans" shall include only those plans, contracts, policies, practices and arrangements of Code Affiliates with respect to which the Business has or could have material liability, either under the terms thereof or under the Code, ERISA or other applicable law, including, without limitation, all "employee pension benefit plans" as defined under Section 3(2) of ERISA, and all employee benefit plans which provide health or life insurance benefits after termination of employment (excluding benefits provided pursuant to COBRA).

          (g) The term "MULTIEMPLOYER PLAN" means a Business Benefit Plan which is a "multiemployer plan" as such term is defined in Section 3(37) or
Section 4001(a)(3) of ERISA.

          10.2 SPECIAL PAYMENTS.  Without limiting the generality of Section
6.4 hereof, the Seller shall pay or provide for the payment (other than by the Company or the Subsidiary) of amounts to which the Management Employees will be entitled as incentives or compensation to assist the Seller in the sale of the Company or the Subsidiary pursuant to the Special Bonus Plan of the Seller ("SPECIAL BONUS PLAN PAYMENTS") in accordance with the Memorandum, dated November 5, 1996, from David Markin to the Management Employees relating to such Special Bonus Plan Payments. Seller shall use its best efforts to obtain or cause to be obtained a waiver of claims or a release from each person who receives payment under the Special Bonus Plan, and the Seller shall make any such waiver or release applicable to the Company or the Subsidiary.

         10.3  EMPLOYMENT PENSION BENEFIT PLANS.

          (a) No later than the Closing Date, the Seller shall take, or cause to be taken, all such action as may be necessary to cause the Company and the Subsidiary (the "SEVERED EMPLOYERS") to cease to be sponsors or participating employers under each of the Checker Motors Pension Plan; the Checker Motors Corporation Pension Plan for United Paperworkers International Union, Local 7862; the Yellow Cab Company Hourly Pension Plan; the Checker Motors Pension Plan for Cab and Taxi Companies; and the Checker Employees' 401(k) Retirement Benefit Plan ("TRANSFERRED BENEFIT PLANS") and to cause one or more of the Other Entities to assume sponsorship of the Transferred Benefit Plans.

<PAGE-2.1-45>

          (b) Seller shall not cause or permit the Severed Employers to be required to make contributions to the Transferred Benefit Plans and all funding obligations with respect to the Transferred Benefit Plans shall be assumed by the Other Entities.

          (c)  As soon as practicable after the actions taken pursuant to
Section 10.3(a), and in any event no later than the Closing Date, the Seller shall establish or cause to be established by one or more of the Other Entities one or more defined benefit pension plans (the "CLONE PLANS") providing substantially the same benefits, terms and conditions as the Checker Motors Pension Plan (the "CHECKER PENSION PLAN"). As soon as practicable after establishment of the Clone Plans, Seller shall transfer or cause to be transferred to the Clone Plans designated for such purpose the liabilities of the Checker Motors Pension Plan with respect to eligible employees, former employees and beneficiaries of American Country Insurance Company and other persons formerly employed in the Seller's historical insurance operations (the "AMERICAN COUNTRY PARTICIPANTS") and eligible employees, former employees and beneficiaries of Yellow Cab Company and other persons formerly employed in the Seller's historical vehicular operations (the "YELLOW CAB PARTICIPANTS") and the appropriate Clone Plan shall assume such liabilities in consideration for the transfer to such Clone Plan from the Checker Pension Plan of an amount of assets, valued at fair market value, attributable to the liabilities so transferred, as determined in accordance with Section 414(1) of the Code. The determination of the liabilities to be transferred and the assets attributable thereto shall be made by an actuary selected by the Seller. Buyer shall cooperate with Seller after the Closing to the extent Seller reasonably requests in preparing and filing such notices and documentation as may be required by law to effectuate such transfer.

          (d) As soon as practicable after, but not on or before the Closing Date, the Seller shall take or cause to be taken all such action necessary to terminate or cause to be terminated the Checker Pension Plan and to have its assets distributed in accordance with applicable law.

          (e) Seller shall take or cause to be taken all such actions as may be necessary to cause one million two hundred thousand dollars ($1,200,000) to be contributed at the Closing to the Checker Motors Corporation Pension Plan for United Paperworkers International Union, Local 7862 from the proceeds of the Initial Purchase Price paid by Buyer pursuant to this Agreement.

          (f) Seller shall take or cause to be taken all such action as may be necessary to cause two million four hundred thousand dollars ($2,400,000) to be contributed to the Checker Pension Plan at the Closing from the proceeds of the Initial Purchase Price paid by Buyer pursuant to this Agreement.

          (g) The Seller shall provide or cause to be provided such additional funding or take or cause to be taken such other action with respect to the Business Benefit Plans as may be required by the PBGC as a condition of issuing the letter described in Section 10.3(h); provided such additional funding and the cost of such additional actions do not exceed nine hundred thousand dollars ($900,000) in the aggregate.

<PAGE-2.1-46>

          (h) Subject to the limitations of Section 10.3(g), the Seller shall use its best efforts to obtain a letter from the PBGC prior to the Closing Date indicating that the PBGC will not make a claim against the Buyer, the Company or the Subsidiary under Section 4069 of ERISA in connection with the transactions contemplated under this Agreement. Buyer shall have the right to monitor but not participate in negotiations with the PBGC for the purpose of confirming that Seller is complying with its obligations under the preceding sentence. Such monitoring shall include contacting the PBGC with the Seller or the Seller's designee, to make inquiries within the scope mutually agreed to by the Seller and Buyer, each of whose agreement shall not be unreasonably withheld.

               (i) Prior to the Closing, Seller shall either (1) validly assign to one or more of the Other Entities all rights and obligations of the Company and the Subsidiary under the Checker Motors Corporation Excess Benefit Retirement Plan, the Yellow Cab Company Excess Benefit Retirement Plan, any of the Checker Motors Stated Benefit Salary Continuation Agreements and any employment agreement executed between any Employee and the Company or guaranteed or assumed by the Company (such plans and agreements, collectively, the "SUPPLEMENTAL ARRANGEMENTS") or (2) pay or cause to be paid (other than by the Company or the Subsidiary) all accumulated benefits or other amounts due or which may become due under the Supplemental Arrangements (including, without limitation, any of the Checker Motors Shared Salary Continuation Agreements not assigned or assumed pursuant to Section 10.3(i)(1)) in full satisfaction thereof and shall obtain or cause to be obtained a waiver of claims or a release from any person who receives an accelerated payout under any of the Supplemental Arrangements, and the Seller shall make any such waiver or release applicable to the Company and the Subsidiary.

          (j) The Seller has no present intention of terminating, or causing to be terminated, the GDT Plan prior to the Closing.

         10.4 BENEFIT PLANS. With respect to Employees of the Subsidiary, the Buyer shall cause the Subsidiary to maintain in accordance with their terms the Business Benefit Plans maintained or sponsored by the Subsidiary immediately prior to the Closing Date which solely cover Employees of the Subsidiary (and not any other employees of the Seller or any of its Affiliates), and shall, or shall cause the Subsidiary to, as of the Closing Date, establish or continue employee benefit plans providing benefits which are substantially similar in the aggregate to the benefits provided to Employees of the Subsidiary under each other Business Benefit Plan of the Subsidiary (the "Buyer's Benefit Plans"). With respect to the Buyer's Benefit Plans, the Buyer shall, and cause the Subsidiary to, grant all Employees of the Subsidiary from and after the Closing Date credit for all service with the Seller and its Affiliates (including the Business) and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized by the Seller and its Affiliates (including the Business). Without limiting the generality of Section 6.4, the Buyer shall, or shall cause the Subsidiary to assume or retain all liabilities and obligations of the Seller and its Affiliates (including the Business) under the Business Benefit Plans maintained or contributed to by the Subsidiary and workers' compensation arrangements with respect to the Employees of the Subsidiary and their dependents and beneficiaries, including, but not limited to (i) liabilities and obligations for benefits, compensation, contributions, insurance and health maintenance organization premiums, reserves and administrative expenses, whether incurred or accrued before, on or after the

<PAGE-2.1-47>

Closing Date and whether or not reported as of the Closing Date, and (ii) liabilities and obligations arising under the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA with respect to all Employees of the Subsidiary (or any beneficiary or dependent of any Employee of the Subsidiary) who, as of the Closing Date, have exercised or are eligible to exercise their right to such continuation coverage. Nothing in this Section 10.4 shall limit the right of Buyer to amend or terminate or cause to be amended or terminated any of Buyer's Benefit Plans after the Closing Date.

         10.5 WARN ACT. Seller shall not take or permit to be taken any action on or prior to the Closing Date which would cause Buyer to incur liability under the WARN Act.

         10.6 INDEMNITY. In addition to the indemnification obligations of the Buyer set forth in the Indemnification Agreement, the Buyer and the Business shall jointly and severally indemnify the Seller and its Affiliates and hold each of them harmless from and against any Losses which may be incurred or suffered by any of them under the WARN Act arising out of, or relating to, any actions taken by the Buyer or the Business on or after the Closing Date.

         10.7  NO RIGHTS TO CONTINUING EMPLOYMENT.  Nothing in this Article
X shall abridge any right the Company, the Business or the Buyer may have to amend or terminate any agreements, plans or arrangements, including but not limited to the Business Benefit Plans (except as provided in Section 10.3) or to terminate the employment of any Employee.


                                  ARTICLE XI

                         TERMINATION PRIOR TO CLOSING
                         ----------------------------

         11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  By the mutual written consent of the Buyer and the Seller; or

          (b) By the Seller or the Buyer in writing, without liability to the terminating Party (and, if the Seller is the terminating party, Mayflower) on account of such termination (provided that the terminating Party (and, if the Buyer is the terminating Party, Mayflower) is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before December 31, 1996; PROVIDED that neither the Buyer nor the Seller may terminate this Agreement pursuant to this clause if the Buyer's or the Seller's failure (and, in the case of the Buyer, Mayflower's failure), as appropriate, to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date; or

          (c) By the Seller or the Buyer in writing, without liability to the terminating Party on account of such termination (provided that the terminating Party (and, in the case in which the terminating Party is the Buyer, Mayflower) is not otherwise in material default or in material breach of this Agreement), if there shall have been a material breach by the other

<PAGE-2.1-48>

party or a material breach by Mayflower of any of its representations, warranties, covenants or agreements contained herein and such material breach or material default results in (i) a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein and (ii) a Material Adverse Effect; or

          (d) By the Seller or the Buyer in writing if there shall be (i) any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree (including, without limitation, under the HSR Act or the rules of the London Stock Exchange) enjoining the Buyer or the Seller from consummating the transactions contemplated hereby and such judgment, injunction, order or decree shall become final and nonappealable.

         11.2 EFFECT OF TERMINATION. Termination of this Agreement pursuant to this Article XI shall terminate all obligations of the Parties hereunder, except for the obligations under Sections 12.7, 12.8, 12.10 and 12.11; PROVIDED, HOWEVER, that in the event of a termination pursuant to clause (b) or (c) of Section 11.1 by reason of a breach by the Buyer and/or Mayflower of the representations and warranties contained in Section 4.4 the Buyer shall reimburse and to the extent the Buyer does not reimburse, Mayflower shall reimburse, the Seller for any and all of its reasonable costs and expenses (including without limitation, reasonable attorneys fees and expenses) incurred by it in connection with this Agreement or the transactions contemplated hereby.


                                 ARTICLE XII

                                MISCELLANEOUS
                                -------------

         12.1 INDEMNIFICATION. Each of the Parties hereby acknowledges and agrees that no Party shall have any obligations to any other Party with respect to any and all Losses which may be incurred or suffered by any of them hereunder or in connection with the transactions contemplated hereby or otherwise, and the Parties hereto shall not be entitled to any recovery whatsoever against any other Party for any such Losses other than as expressly contemplated by the Indemnification Agreement, the Environmental Indemnification Agreements and the Taxi Indemnification Agreement and the procedures and limitations set forth in each such agreement. Except as expressly set forth in the Indemnification Agreement, no Party shall have any recourse against the Seller or the Parent Shareholders with respect to any Losses whatsoever.

         12.2  INTERPRETIVE PROVISIONS.

          (a) Whenever used in this Agreement, unless expressly stated otherwise, "to the Seller's knowledge" or "to the knowledge of the Seller", shall mean to the actual knowledge of those persons who are listed in Exhibit 12.2(a)(i) which knowledge is obtained in their respective capacities set forth therein, and "to the Company's knowledge" or "to the knowledge of the Company" shall mean to the actual knowledge of those persons who are listed in Exhibit 12.2(a)(ii) which knowledge is obtained in their respective capacities set forth therein, and "to the Buyer's knowledge" or "to the knowledge of the Buyer" or "to Mayflower's knowledge" or "to the knowledge of Mayflower" shall mean the actual knowledge of the Buyer and Mayflower and the persons listed on Exhibit 12.2(a)(iii) hereof.
<PAGE-2.1-49>

          (b) The words "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or subdivision thereof.

          (c) The inclusion of any dollar amount in any of the representations or warranties made in Article II shall not be construed as evidence of materiality for purposes of that or any other representation or warranty contained in Article II.

         12.3 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule and all Exhibits hereto), the Confidentiality Agreement, the Escrow Agreement, the General Release and the Indemnification Agreement constitute the sole understanding of the Parties with respect to the subject matter hereof. Matters disclosed by the Seller or the Company to the Buyer pursuant to any Section of this Agreement shall be deemed to be disclosed with respect to all Sections of this Agreement.

         12.4 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto; PROVIDED, HOWEVER, that this Agreement may not be assigned by the Buyer without the prior written consent of the Seller and the Company, except that the Buyer may, at its election, assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer so long as (a) the representations and warranties of the Buyer made herein are equally true of such assignee, (b) such assignment does not have any adverse consequences to the Seller or any of its Affiliates (including, without limitation, any adverse tax consequences or any adverse effect on the ability of the Buyer to consummate (or timely consummate) the transactions contemplated hereby), and (c) the Buyer shall, and Mayflower shall cause the Buyer to, assign all of its rights under the Indemnification Agreement to the same assignee simultaneously with any permissible assignment thereto but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve the Buyer or Mayflower of their respective obligations under this Agreement. Such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as the "Buyer," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder.

         12.5 HEADINGS. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         12.6 MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

<PAGE-2.1-50>

         12.7 BROKER'S FEES. Other than Berenson, Minella & Company, neither the Company nor the Subsidiary (nor any of their respective subsidiaries or Affiliates) has paid or become obligated to pay any fee or commission to any finder or intermediary in connection with the transactions contemplated hereby. Other than Citicorp Securities, Inc., neither Mayflower nor the Buyer (nor any of their respective subsidiaries or Affiliates) has paid or become obligated to pay any fee or commission to any finder or intermediary in connection with the transactions contemplated hereby. Each of the Parties hereto (i) represents and warrants that it has not taken and will not take any action that would cause the other party hereto to have any obligation or liability to any person for a finder's or broker's fee, and
(ii) agrees to indemnify the other party hereto for breach of the foregoing representation and warranty, whether or not the Closing occurs.

         12.8 EXPENSES. Except as otherwise provided herein, the Seller, the Buyer and Mayflower shall each pay (and to the extent the Buyer does not pay, Mayflower shall pay) all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel; PROVIDED, HOWEVER, that the Parent Shareholders shall pay, or arrange for the payment of, all costs and expenses incurred by the Company and the Subsidiary in connection with this Agreement and the transactions contemplated hereby which have not already been paid as of the Closing Date.

         12.9 NOTICES. Any notice, request, instruction or other document to be given hereunder by any Party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission with a confirmation of delivery, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, if to the Seller, to:

               Great Dane Holdings Inc.
               2016 N. Pitcher Street
               Kalamazoo, Michigan  49007
               Attention:  David R. Markin, President
               Telephone:  (616) 343-6121
               Telecopy:   (616) 343-1660

          with a copy to:

               Hutton Ingram Yuzek Gainen Carroll & Bertolotti
               250 Park Avenue
               New York, New York 10177
               Attention: Paulette Kendler, Esq.
               Telecopy: (212) 907-9681
               Telephone: (212) 907-9650

<PAGE-2.1-51>

          if to the Company prior to the Closing, to:

               SCSM Holdings, Inc.
               2016 N. Pitcher Street
               Kalamazoo, Michigan  49007
               Attention:  David R. Markin, President
               Telephone:  (616) 343-6121
               Telecopy:   (616) 343-1660

          with a copy to:

               Hutton Ingram Yuzek Gainen Carroll & Bertolotti
               250 Park Avenue
               New York, New York  10177
               Attention:  Paulette Kendler, Esq.
               Telephone:  (212) 907-9600
               Telecopy:   (212) 907-9681

                        and

               Rose & Atkinson
               707 Virginian Street East
               Suite 1403
               Charleston, West Virginia 25301
               Attention: Herschel Rose, III, Esq.
               Telephone: (304) 346-5100
               Telecopy:  (304) 346-4675

          if to the Buyer to:

               Mayflower Acquisition Corporation
               c/o Walter, Conston, Alexander & Green P.C.
               90 Park Avenue
               New York, N.Y.  10016
               Attention:  Ram Sundar, Esq.
               Telephone:     (212) 210-9404
               Telecopy:      (212) 210-9444

          if to the Company, after the Closing, to:

               SCSM Holdings, Inc.
               c/o South Charleston Stamping
               and Manufacturing Company, Inc.
               3100 MacCorkle Avenue, S.W.
               South Charleston, West Virginia 25303
               Attention: David Hannah
               Telephone: (304) 744-4601
               Telecopy: (304) 744-4876

          with a copy to:

               Philippe Schreiber, Esq.
               235 Old Spring Road
               Fairfield, CT  06430
               Telephone:  (203) 255-3009
               Telecopy:   (203) 255-3615

<PAGE-2.1-52>

          if to Mayflower:

               The Mayflower Corporation Plc
               Mayflower House
               London Road
               Loudwater, High Wycombe
               Buckinghamshire, HP10 9RF
               England
               Attention:  Mr. John Fleming
               Telephone:  44-(149)-445-0145
               Telecopy:   44-(149)-445-0607

          with a copy to:

               Philippe Schreiber, Esq.
               235 Old Spring Road
               Fairfield, CT  06430
               Telephone:  (203) 255-3009
               Telecopy:   (203) 255-3615

or at such other address for a party as shall be specified by like notice.

         12.10 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 12.9 shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

         12.11 PUBLIC ANNOUNCEMENTS. None of the Seller, the Company, the Subsidiary the Buyer or Mayflower shall (and Mayflower shall cause the Buyer not to) make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of each of Mayflower and the Seller (which consent shall not be unreasonably withheld) except as may be required by the Exchange Act, state or foreign securities laws, the rules of the London Stock Exchange or any other applicable law. If a public statement is required to be made in accordance herewith, the Parties shall consult with each other in advance as to the contents and timing thereof.

         12.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

<PAGE-2.1-53>

         12.13 CERTAIN DEFINITIONS. The following terms shall have the meanings set forth for purposes of this Agreement.

          "ACQUISITION PROPOSAL" is defined in Section 5.5.

          "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act. For purposes of this Agreement, the Company and the Subsidiary shall be deemed to be Affiliates of the Seller prior to the Closing and an Affiliate of the Buyer and Mayflower after the Closing.

          "AGGREGATE PURCHASE PRICE" is defined in Section 1.3.

          "AGREEMENT" is defined in the Recitals.

          "AMERICAN COUNTRY" means American Country Insurance Company, an Illinois corporation.

          "AMERICAN COUNTRY PARTICIPANTS" is defined in Section 10.3(c).

          "ANCILLARY DOCUMENT" means any agreement, certificate (including the Seller's Certificate, the Company Certificate, the Buyer's Certificate, the Indemnification Agreement, the Escrow Agreement, the General Release, the Chicago Taxi Indemnification Agreement and the Environmental Indemnification Agreement) or other document executed in connection with this Agreement.

          "ARBITRATOR" is defined in Section 1.5 (c).

          "ASSUMED DEBT" means (a) the indebtedness of the Subsidiary to the West Virginia Economic Development Authority ("WVEDA") pursuant to five loan agreements as follows:

               (i) Agreement, dated May 30, 1995 - Saturn Project Loan - in the original principal amount of $1,827,867.00;

              (ii) Agreement, dated December 8, 1995 - Mercedes-Benz Loan - in the original principal amount of $8,700,000.00;

             (iii) Agreement, dated March 26, 1996 - Press Line 5 Project Loan - in the original principal amount of $7,500,000.00;

              (iv) Agreement, dated December 8, 1988 - Press Line 11 Project Loan, between the Subsidiary and WVEDA, as successor in interest to West Virginia Industries and Jobs Development Corporation ("WVIJDC") - in the original principal amount of $2,250,000.00;

               (v) Agreement, dated April 11, 1988, between WVEDA, as successor in interest to WVIJDC, and the Park Corporation - Loan #2 - in the original principal amount of $13,100,000, ($12,694,537.23 of which was assumed by the Seller on August 1, 1989); and

          (b) debt to Volkswagen of America, Inc. pursuant to a Loan Agreement, dated April 11, 1988, as amended August 1, 1989, in the original principal amount of $3,500,000; and

          (c) accrued interest on each of the foregoing as of and including the Closing Date.

<PAGE-2.1-54>

          "BOOKS AND RECORDS" is defined in Section 6.2(a).

          "BUSINESS" is defined in Section 10.1(d).

          "BUSINESS BENEFIT PLANS" is defined in Section 10.1.(f).

          "BUYER" is defined in the Recitals.

          "BUYER LOAN AGREEMENT" is defined in Section 4.4.

          "BUYER'S BENEFIT PLANS" is defined in Section 10.1(f).

          "BUYER'S CERTIFICATE" is defined in Section 9.1.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

          "CERTIFICATE OF INCORPORATION" of a Person means the Certificate of Incorporation of such Person.

          "CHECKER" is defined in Section 6.11.

          "CHECKER L.P." means Checker Motor Company L.P., a Delaware limited partnership.

          "CHECKER MOTORS" is defined in Section 6.11.

          "CHECKER PENSION PLAN" is defined in Section 10.3(c).

          "CHICAGO TAXI LITIGATION" means YELLOW CAB COMPANY AND CHECKER TAXI CAB, INC. V. CITY OF CHICAGO, DEPARTMENT OF REVENUE, File No. 92C-01-025 and 92C-01-026.

          "CITY WIDE" means City Wide Towing, Inc., an Illinois corporation.

          "CLAIMS" is defined in Section 6.4(b)(i).

          "CLONE PLANS" is defined in Section 10.3(c).

          "CLOSING" is defined in Section 1.2.

          "CLOSING DATE" is defined in Section 1.2.

          "CLOSING NET ASSETS" is defined in Section 1.5 (a)(ii).

          "CMC" is defined in Section 6.11.

          "CLOSING STATEMENT OF NET ASSETS" is defined in Section 1.5
(a)(ii).

          "COBRA" is defined in Section 10.1 (a).

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CODE AFFILIATE" is defined in Section 10.1(b).

          "CODE AFFILIATE EMPLOYEES" is defined in Section 10.1(c).

<PAGE-2.1-55>

          "COMMITMENTS" is defined in Section 2.7.

          "COMPANY" is defined in the Recitals.

          "COMPANY CERTIFICATE" is defined in Section 8.1.

          "COMPANY'S INSURERS" is defined in Section 6.4(b)(i).

          "CONFIDENTIALITY AGREEMENT" is defined in Section 5.3.

          "CONTRACT" is defined in Section 7.1(e).

          "CREDIT BANKS" means the lenders who are signatories to the Loan Agreement.

          "DEPARTMENT OF LABOR" means the United States Department of Labor.

          "DISCLOSURE SCHEDULE" is defined in Section 2.2.

          "DISPOSITION" is defined in Section 7.1(e).

          "E & Y" means Ernst & Young, L.L.P.

          "ELIC AGREEMENT" means the Stock Purchase Agreement, dated as of June 26, 1996, by and between the Company, Wilbert F. Schwartz, Thomas E. Arnold, Jr. and Karl W. Dolk, Trustees of the ELIC Trust, and the promissory note and guaranty executed in connection therewith.

          "ELIC SETTLEMENT AGREEMENT" means the Settlement Agreement, dated as of June 21, 1994, by and among John Garanundi, as insurance commission of the State of California in his capacity as conservator, rehabilitator and liquidator or ELIC, and the ELIC Trust, on the one hand, and Checker L.P., the Company, Checker Holdings Corp. III, and International Controls Corp.

          "ELIC TRUST" means the Base Assets Trust.

          "EMPLOYEES" is defined in Section 10.1(e).

          "ENCUMBRANCES" is defined in Section 3.1.

          "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means any and all applicable federal, state and local laws, rules or regulations, and any orders or decrees, relating to the regulation or protection of the natural environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemical or toxic or hazardous substances or wastes into the outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

          "ENVIRONMENTAL INDEMNIFICATION AGREEMENTS" means the Environmental Indemnification Agreements to be executed from each entity to which Owned Real Property is transferred pursuant to this Agreement, substantially in the form of Exhibit 5.8(b) hereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

<PAGE-2.1-56>

          "ESCROW ACCOUNT" is defined in the Indemnification Agreement.

          "ESCROW AGENT" is defined in the Indemnification Agreement.

          "ESCROW AGREEMENT" means the Escrow Agreement, dated as of the date hereof, between each of the Parent Shareholders, the Company, the Buyer and the Escrow Agent, in substantially the form attached as Exhibit 5.9(a) hereto.

          "ESCROW AMOUNT" is defined in Section 1.3 hereof.

          "ESCROW TERMINATION DATE" means the third anniversary of the Closing Date.

          "ESTIMATED NET ASSETS" is defined in Section 1.5(a)(i).

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FINANCIAL STATEMENTS" is defined in Section 2.3.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          "GDT" means Great Dane Trailers, Inc., a Georgia corporation and its subsidiaries.

          "GDT PLAN" means the Retirement Plan for Great Dane Trailers, Inc.

          "GENERAL RELEASE" is defined in Exhibit 9.5 hereof.

          "HAZARDOUS MATERIALS" means, collectively, (a) any petroleum or petroleum products, flammables, explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polycholorinated biphenyls (PCBs), (b) any chemicals or other materials or substances which as of the Closing Date are defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "toxic pollutants", "contaminants", "pollutants", or words of similar import under any Environmental, Health and Safety Law and (c) any other chemical or other material or substances, exposure to which are as of the Closing Date prohibited, limited or regulated under any Environmental, Health and Safety law.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "HOULIHAN LOKEY" is defined in Section 7.1(e).

          "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

          "INCOME TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment.

<PAGE-2.1-57>

          "INCREASE ADJUSTMENT" is defined in Section 1.5 (f).

          "INCREASED PURCHASE PRICE" is defined in Section 1.5 (a)(i).

          "INDEMNIFICATION AGREEMENT" means the Indemnification Agreement, dated as of the Closing Date, between the Seller, each of the Parent Shareholders, the Company and the Buyer, in substantially the form attached as Exhibit 5.9(b) hereto.

          "INITIAL NET ASSETS" is defined in Section 1.5 (a)(i).

          "INITIAL PURCHASE PRICE" is defined in Section 1.3.

          "INITIAL STATEMENT" is defined in Section 1.5 (a)(i).

          "INSURANCE CLAIMS LETTER AGREEMENT" means the Insurance Claims Letter Agreement in substantially the form of Exhibit 5.9(c).

          "INSURANCE POLICIES" is defined in Section 2.18.

          "IRS" means the United States Internal Revenue Service.

          "KALAMAZOO" means CMC Kalamazoo Inc., a Delaware Corporation.

          "LEASED PROPERTY" is defined in Section 2.15(b).

          "LEASES" is defined in Section 2.15(b).

          "LIABILITIES" is defined in Section 6.4(a).

          "LITIGATION" is defined in Section 2.8.

          "LOAN AGREEMENT" means the Loan Agreement, dated January 26, 1995, as amended on September 22, 1995, December 8, 1995 and June 5, 1996, between, NBD Bank, as agent, the Credit Banks and each of the borrowers set forth therein.

          "LOGOS" is defined in Section 6.11.

          "LOSSES" means any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys fees and other legal costs and expenses.

          "MANAGEMENT EMPLOYEES" means John Wise, David Hannah, Glenn O. Taylor and Robert Vickars.

          "MATERIAL ADVERSE EFFECT" is defined in Section 2.2.

          "MAYFLOWER" is defined in the Recitals.

          "MAYFLOWER CERTIFICATE" is defined in Section 9.1.

          "MAYFLOWER SHAREHOLDER'S MEETING" means the meeting of the shareholders of Mayflower relating to the Shareholder's Approval.

          "MOST RECENT BALANCE SHEETS" means the Most Recent SCSM Balance Sheet and the Most Recent Company Balance Sheet.

<PAGE-2.1-58>

          "MOST RECENT COMPANY BALANCE SHEET" means the balance sheet contained in the Most Recent Company Financial Statements.

          "MOST RECENT COMPANY FINANCIAL STATEMENTS" is defined in Section
2.3(c).

          "MOST RECENT FINANCIAL STATEMENTS" means the Most Recent SCSM Financial Statements and the Most Recent Company Financial Statements.

          "MOST RECENT FISCAL YEAR END" is defined in Section 2.3(a).

          "MOST RECENT SCSM BALANCE SHEET" means the balance sheet contained in the Most Recent SCSM Financial Statements.

          "MOST RECENT SCSM FINANCIAL STATEMENTS" is defined in Section
2.3(b).

          "MULTIEMPLOYER PLAN" is defined in Section 10.1 (g).

          "NAMES" is defined in Section 6.11.

          "NBD BANK" means NBD Bank, the agent of the Credit Banks under the Loan Agreement.

          "NEW MAYFLOWER SHARES" is defined in Section 4.4.

          "NOTICE OF DISAGREEMENT" is defined in Section 1.5(b).

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the Company and the Subsidiary consistent with past custom and practice.

          "OTHER ASSETS" means the assets specifically designated in the Disclosure Schedule for assignment, transfer, contribution, dividend, spinoff or other disposition prior to or simultaneously with the Closing.

          "OTHER ENTITIES" means Yellow Cab, American Country, Chicago AutoWerks, City Wide, Kalamazoo and each of their respective subsidiaries, if any.

          "OWNED REAL PROPERTY" is defined in Section 2.15(a).

          "PARENT SHAREHOLDERS" shall mean David R. Markin, Martin L. Solomon, Allan R. Tessler, Wilmer J. Thomas, Jr., and Jay H. Harris.

          "PARTY" or "PARTIES" is defined in the Recitals.

          "PATENT AND TRADEMARK RIGHTS" is defined in Section 2.6.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PERMITS" is defined in Section 2.9.

          "PERMITTED EXCEPTIONS" is defined in Section 2.5.

          "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

<PAGE-2.1-59>

          "PRE-CLOSING STATEMENT" is defined in Section 1.5(a)(i).

          "PRE-CLOSING TAXES" is defined in Section 7.1(a)(iii).

          "PURCHASE PRICE INCREASE" is defined in Section 1.5(f).

          "PURCHASE PRICE REDUCTION" is defined in Section 1.5(e).

          "RECORDS LETTER AGREEMENT" means the Letter Agreement, substantially in the form of Exhibit 5.9(e) hereof.

          "REDUCED PURCHASE PRICE" is defined in Section 1.5(a)(i).

          "REDUCTION ADJUSTMENT" is defined in Section 1.5(e).

          "REGULATION" means the regulations promulgated by the United States Treasury.

          "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

          "SCSM" means South Charleston Stamping and Manufacturing Company, a West Virginia Corporation.

          "SCSM ANNUAL STATEMENTS" is defined in Section 2.3(a).

          "SCSM FINANCIAL STATEMENTS" is defined in Section 2.3(b).

          "SCSM PROPERTY" means the site leased by the Subsidiary for its facility located at 3100 MacCorkle Avenue, S.W., South Charleston, West Virginia 25303.

          "SCSM PROPERTY LEASE" means the Subsidiary's lease with the Park Corporation, dated December 1, 1988, for the manufacturing facility in the Charleston Ordinance Center in the City of South Charleston, West Virginia.

          "SEC" means the Securities and Exchange Commission.

          "SEC REPORTS" means all forms, reports, statements and other documents filed pursuant to the Exchange Act by the Seller with the SEC including, without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all Reports on Form 8-K, (D) all other required reports and (E) all amendments and supplements to all such reports.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLER" is defined in the Recitals.

          "SELLER'S CERTIFICATE" is defined in Section 8.1.

          "SEVERED EMPLOYERS" is defined in Section 10.3(a).

          "SHAREHOLDER APPROVAL" is defined in Section 6.5.

<PAGE-2.1-60>

          "SOLVENT" means when used with respect to any Party that (a) the fair value of all of its real and personal property (including, without limitation, plant, building, facility, structure, inventory; or any asset owned or leased by such Party) is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) it is able to pay its debts as they mature; (c) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; and (d) it is not "insolvent" as such term is defined in Section 101 of the Bankruptcy Code.

          "SPECIAL BONUS PLAN" means the Special Bonus Plan of the Seller set forth in the Disclosure Schedule.

          "SPECIAL BONUS PLAN PAYMENTS" is defined in Section 10.2.

          "STOCK" is defined in the Recitals.

          "STRADDLE RETURNS" is defined in Section 7.1(a)(iii).

          "SUBSIDIARY" is defined in Section 2.14.

          "SUBSIDIARY'S NET ASSETS" is defined in Section 1.5(a)(iii).

          "SUPPLEMENTAL ARRANGEMENTS" is defined in Section 10.3(i).

          "TAX MATTER" is defined in Section 7.1(b).

          "TAXES" means all United States federal, state or local taxes and foreign taxes, including but not limited to, those which are payable or remittable by the Company, Checker L.P. or the Subsidiary or levied on their property, income, or assets and all additions to tax, penalties and interest relating thereto.

          "TAXI LITIGATION INDEMNIFICATION AGREEMENT" means the Taxi Litigation Indemnification Agreement in substantially the form of Exhibit 5.8(c).

          "TRADEMARKS" is defined in Section 2.6.

          "TRANSFERRED BENEFIT PLANS" is defined in Section 10.3(a).

          "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement, in substantially the form of Exhibit 5.9(d).

          "TREASURY REGULATIONS" means the regulations promulgated by the United States Department of the Treasury.

          "UNDERWRITING AGREEMENT" is defined in Section 4.4.

          "WARN ACT" means Worker Adjustment and Retraining Notification Act of 1988, as amended.

          "WVEDA" is defined in the definition of Assumed Debt.

          "WVIJDC"  is defined in the definition of Assumed Debt.

          "YELLOW CAB" means Yellow Cab Company, a Delaware corporation.

<PAGE-2.1-61>

          "YELLOW CAB PARTICIPANTS" is defined in Section 10.3(c).

         12.14 NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any Ancillary Document creates, and shall not be construed as in any manner creating, any rights enforceable by any person not a party to this Agreement, or any Ancillary Document as the case may be, except as provided in Section
12.5 hereof. Without limiting the generality of the foregoing, no provision of this Agreement or any Ancillary Document shall create any third party beneficiary rights in any Employee or former Employee (including any beneficiary or dependent thereof) of the Company or the Subsidiary in respect of continued employment (or resumed employment) or any other matters, and no provision of this Agreement or any Ancillary Document shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Business Benefit Plan.

         12.15 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

<PAGE-2.1-62>

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                   GREAT DANE HOLDINGS INC.


                                   By:  /s/ David R. Markin
                                      --------------------------------
                                        Name:  David R. Markin
                                        Title: President


                                   SCSM HOLDINGS, INC.


                                   By:  /s/ David R. Markin
                                      --------------------------------
                                        Name:  David R. Markin
                                        Title: President


                                   MAYFLOWER ACQUISITION
                                   CORPORATION


                                   By:/s/ Philippe S.E. Schreiber
                                      --------------------------------
                                        Name:  Philippe S.E. Schreiber
                                        Title: President


                                   THE MAYFLOWER CORPORATION     PLC

                                   By:/s/ Philippe S.E. Schreiber
                                      --------------------------------
                                        Name:  Philippe S.E. Schreiber
                                        Title: Authorized Signatory

<PAGE-2.1-63>

                                 EXHIBIT 5.8(b)
                                 --------------

                Form of Environmental Indemnification Agreements
                ------------------------------------------------

<PAGE-2.1-64>

                                 EXHIBIT 5.8(c)
                                 --------------

           Form of Chicago Taxi Litigation Indemnification Agreement
           ---------------------------------------------------------

<PAGE-2.1-65>

                                 EXHIBIT 5.8(f)
                                 --------------

                        Form of Legal Opinion of Counsel
                        --------------------------------

<PAGE-2.1-66>

                                 EXHIBIT 5.8(g)
                                 --------------

                           Form of FIRPTA Certificate
                           --------------------------

<PAGE-2.1-67>

                                 EXHIBIT 5.9(a)
                                 --------------

                            Form of Escrow Agreement
                            ------------------------

<PAGE-2.1-68>

                                 EXHIBIT 5.9(b)
                                 --------------

                       Form of Indemnification Agreement
                       ---------------------------------

<PAGE-2.1-69>

                                 EXHIBIT 5.9(c)
                                 --------------

                    Form of Insurance Claim Letter Agreement
                    ----------------------------------------

<PAGE-2.1->70

                                 EXHIBIT 5.9(d)
                                 --------------

                     Form of Transition Services Agreement
                     -------------------------------------

<PAGE-2.1-71>

                                 EXHIBIT 5.9(e)
                                 --------------

                        Form of Records Letter Agreement
                        --------------------------------

<PAGE-2.1-72>

                                  EXHIBIT 5.11
                                  ------------

                               Certain Employees
                               -----------------


                                  John Wise
                                 Glenn Taylor
                                  Tim Satkus
                                 David Hannah
                               William Markham
                                Ira Mosteller
                                Robert Vicars
                                 Mike Espen
                                Regis Reeping
                                 Frank Maday

<PAGE-2.1-73>

                                 EXHIBIT 6.8(a)
                                 --------------

       Form of Legal Opinion of Walter, Conston, Alexander & Green, P.C.
       -----------------------------------------------------------------

<PAGE-2.1-74>

                                 EXHIBIT 6.8(b)
                                 --------------

                   Form of Legal Opinion of Nabarro Nathanson
                   ------------------------------------------

<PAGE-2.1-75>

                                  EXHIBIT 9.5
                                  -----------

                            Form of General Release
                            -----------------------

<PAGE-2.1-76>

                               EXHIBIT 12.2(a)(i)
                               ------------------

                               Seller's Knowledge
                               ------------------

1.   David R. Markin, President of the Seller and the Company

2. Jay H. Harris, Executive Vice President of the Seller; Vice President of the Company

3. Marlan R. Smith, Treasurer of the Seller; Vice President and Treasurer of the Company; Assistant Treasurer of the Subsidiary

<PAGE-2.1-77>

                              EXHIBIT 12.2(a)(ii)
                              -------------------

                              Company's Knowledge
                              -------------------

1.   David R. Markin, President of the Seller and the Company

2.   John T. Wise, President of the Subsidiary

3.   David Hannah, Treasurer of the Subsidiary

4. Marlan R. Smith, Treasurer of the Seller; Vice President and Treasurer of the Company; Assistant Treasurer of the Subsidiary

5. Solely with respect to representations in Section 2.16 and solely with respect to the Subsidiary, Robin Ollis of Environmental Compliance (an environmental consultant to the Subsidiary).

<PAGE-2.1-78>

                              EXHIBIT 12.2(a)(iii)
                              --------------------

                       Buyer's and Mayflower's Knowledge
                       ---------------------------------

1.   John Simpson
2.   Terry Whitmore
3.   John Fleming
4.   David Donnelly
5.   Gwenyth Foster
6.   David Bryan

<PAGE-2.1-79>

                                SCHEDULE 1.5(a)
                                ---------------

                      SCSM Initial Statement of Net Assets
                      ------------------------------------
                             as of August 31, 1996
                             ---------------------


ASSETS                                                    (Dollars in Thousands)

     Net Receivables                                               19,739
     Inventories                                                    6,866
     Unbilled tooling                                               26,32
     Other current assets                                           1,070

     Net property plant & equipment                                41,398
     Unbilled tooling charges - non current                        14,896

     Deferred income taxes                                        (10,811)
                                                                 ---------

     Total assets                                                  99,487
                                                                 ---------

LIABILITIES

     Accounts payable                                             (10,533)
     Income taxes payable                                            (884)
     Accrued compensation                                          (3,042)
     Other accrued liabilities                                    (14,143)

     Debt                                                         (28,940)
     Other noncurrent liabilities                                    (933)
                                                                 ---------

     Total liabilities                                            (58,475)
                                                                 ---------

NET ASSETS                                                         41,012
                                                                 =========



RECONCILIATION OF NET ASSETS
----------------------------

     Unrestricted cash                                               (398)
     NBD revolver                                                   6,500
     Intercompany payable                                           7,068
     Share capital                                                    361
     Retained earnings                                             27,481
                                                                 ---------

NET ASSETS                                                         41,012
                                                                 =========